Exhibit 10.31

November 20, 2003

Promoter Member Agreement

[Multimedia Over Coax Alliance]

This Promoter Member Agreement (“Agreement”) is by and between the [Multimedia Over Coax Alliance], a non-profit mutual benefit corporation, with offices at 2649 Bishop Dr., Suite 775, San Ramon, California, USA 94583 (“Alliance”) and Entropic Communications, Inc., a Delaware corporation, with a principal place of business at 9276 Scranton Rd. #200, San Diego, CA 92121 (“Promoter Member”) and shall be effective as of the Effective Date (as defined in Section 9.12 (Effectiveness)).

Recitals

WHEREAS, the Alliance has been formed as a non-profit mutual benefit corporation to develop and promote specifications for the transport of digital entertainment and information content over in-home coaxial environments; and

WHEREAS, Promoter Member desires to participate in the Alliance, subject to all the terms and conditions stated in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Alliance agrees to allow Promoter Member to join the Alliance on the terms and conditions contained in this Agreement and Promoter Member hereby joins the Alliance, subject to the terms and conditions in this Agreement.

Agreement

1.	DEFINITIONS

All capitalized terms used in this Agreement or in an Exhibit to this Agreement shall have the meaning assigned in this Agreement or in the Exhibits.

2.	INCORPORATION

The Alliance is organized as a nonprofit corporation under the laws of the State of California. The Articles of Incorporation and Bylaws of the Alliance, current as of the Effective Date, (collectively, the “Corporate Documents”) are set forth in Exhibit 1. By executing this Agreement, Promoter Member consents and agrees to be bound by and approves the Corporate Documents. Promoter Member acknowledges that the Corporate Documents may be amended from time to time in accordance with the provisions of the Corporate Documents and as may be allowed by law. The Alliance intends to or has filed for tax-exempt status under Section 501(c)(6) of the Internal Revenue Code of 1986, as amended, and Promoter Member agrees not to engage in activities for or on behalf of the Alliance that may adversely affect the nonprofit or tax-exempt status of the Alliance.

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3.	MEMBERS AND AFFILIATES

3.1 Binding Effect. Promoter Member agrees, on behalf of its Affiliates (as defined in the Bylaws), to all the terms and conditions in (i) the Intellectual Property Rights Policy set forth in Exhibit 2 (the “IPR Policy”) and the related terms in Section 6 (Intellectual Property Rights), (ii) the Antitrust Guidelines set forth in Exhibit 3 and (iii) Sections 5 (Confidentiality), 8 (Dispute Resolution) and 9 (General). Promoter Member will cause its Affiliates to be bound by all such terms and conditions as if each such Affiliate had executed this Agreement. Promoter Member represents and warrants that, during the term of this Agreement, Promoter Member has the right and authority to bind its Affiliates to the terms, conditions and obligations set forth in this Agreement applicable to Promoter Member’s Affiliates. If, and only if, an Affiliate of Promoter Member desires to exercise any rights or receive any of the privileges under the IPR Policy or to review, for Promoter Member’s benefit, any Confidential Information, then prior to such Affiliate having any rights or any privileges under the IPR Policy or access to any Confidential Information, Promoter Member shall deliver to the Alliance a document, signed by the Affiliate, indicating that the Affiliate has agreed to be bound by the IPR Policy, the Antitrust Guidelines and the terms in Section 5 (Confidentiality). Each Affiliate of Promoter Member shall have the obligations set forth in the IPR Policy whether or not such a signed writing is delivered to the Alliance.

3.2 Affiliates Are Not Members. For the avoidance of doubt, unless and until an Affiliate of Promoter Member executes those documents and agreements as are required to become an independent Alliance member separate and apart from Promoter Member, such Affiliate of Promoter Member shall not be an Alliance member and such Affiliate shall not have any of the rights or privileges granted to Alliance members as set forth in the Alliance Bylaws or as set forth in this Agreement.

4.	MEMBERSHIP

4.1 Adherence to Alliance Policies. Promoter Member shall adhere to the Alliance Bylaws and all other policies and procedures established by the Alliance, acting through its Board of Directors (the “Board of Directors”), as such policies and procedures currently exist and as may be amended from time to time by the Board of Directors in accordance with the Alliance Bylaws. Such policies and procedures of the Alliance shall include, without limitation, the IPR Policy, the Antitrust Guidelines set forth in Exhibit 3, and such other policies approved by the Board of Directors from time to time.

4.2 Selected Membership Rights. Promoter Member’s rights and privileges as set forth in this Agreement, including without limitation, use of Alliance’s trademarks, service marks, logos and certification marks, participation in technical or marketing committees, working groups or study groups and access to the “Members Only” section of the Alliance web site, if any, shall extend to Promoter Member only for so long as Promoter Member is a member of the Alliance and only if Promoter Member is in Good Standing (as defined in the Bylaws).

4.3 Membership Dues. Promoter Member shall pay all applicable membership dues and fees duly imposed by resolutions of the Alliance Board of Directors. The first such payment will be due and payable in full at the time Promoter Member sends an

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executed copy of this Agreement to Alliance as provided in Section 9.12 (Effectiveness). Promoter Member’s membership year shall begin on the Effective Date and continue for the twelve (12) month period following the Effective Date. Subject to the terms of Section 7 (Termination of Membership), Promoter Member may renew this Agreement and its status as a member of the Alliance for subsequent twelve (12) month periods by paying in full the then-current annual dues established by the Board of Directors on the anniversary of the Effective Date. Failure to pay annual or specially assessed dues when due shall result in Termination of Promoter Member’s membership pursuant to Section 7 (Termination of Membership). In the event that Promoter Member withdraws from the Alliance within forty-five (45) calendar days of the notification by the Alliance of a resolution imposing dues, fees or assessments (other than the annual membership dues) in written form to the Promoter Member, Promoter Member shall not have any liability for payment of such dues, fees or assessments. If a Promoter Member does not withdraw within forty-five (45) calendar days of such notification of passage of a resolution concerning such dues, fees or assessments, Promoter Member shall be responsible for such payment, even if Promoter Member subsequently withdraws from the Alliance. Except as expressly provided in this Agreement or the Alliance Bylaws, all dues and fees paid by Promoter Member shall be non-refundable once paid.

4.4 Costs and Expenses. Promoter Member shall bear its own costs and expenses for its participation in the Alliance, including without limitation compensation of its employees, and all travel and expenses associated with the Promoter Member’s participation in the Alliance meetings and conferences, tests and field trials, and such Promoter Member understands that it has no right of reimbursement from the Alliance for such costs and expenses.

4.5 Publicity and Trademarks. The following provisions shall govern publicity relating to the Alliance and Promoter Member:

4.5.1 Use of Names, Trademarks and Logos.

(a) Alliance herby grants to Promoter Member, during the term of this Agreement and only for so long as Promoter Member is in Good Standing (as defined in the Bylaws), a non-exclusive, royalty-free, worldwide, non-transferable license, without the right to sublicense, to use and display the Alliance’s name, trademarks, service marks and logos on Promoter Member’s web site and advertising and promotion materials related to Promoter Member’s participation in the Alliance, and on certain Fully Compliant Products, all such use and display shall be in accordance with guidelines adopted by the Alliance as approved by the Board of Directors. When requested by Alliance, Promoter Member will conform any such use and display to such guidelines as the Alliance may specify from time to time.

(b) Promoter Member hereby grants to Alliance a non-exclusive, royalty-free, worldwide, non-transferable license, without the right to sublicense, to use and display the Promoter Member name, trademarks, service marks and logos on Alliance’s web site and advertising and promotion materials to indicate Promoter Member’s membership in the Alliance and not on Alliance services or products, provided that Promoter Member continues to be a member in the Alliance and provided that Promoter Member’s name, trademarks, service marks and logos are used in accordance with Promoter Member’s guidelines communicated to the Alliance in writing. When requested by Promoter Member, Alliance will conform any such

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use and display to such guidelines as Promoter Member may specify from time to time. Further, the Alliance shall stop using and displaying such Promoter Member’s name, trademarks, service marks and logos immediately after the Promoter Member’s membership is ceased.

(c) Alliance may (unless otherwise requested in writing by Promoter Member) publicly disclose and identify the membership of Promoter Member in the Alliance in documentation, press releases, brochures and other materials, provided that all such references are truthful and accurate. Notwithstanding any such written request by Promoter Member, the Alliance may disclose the membership of such a Promoter Member if required by law or any court of competent jurisdiction.

(d) Neither Alliance nor Promoter Member shall use the name or any trademark, service mark or logo of another Alliance member in any form without the written permission of such other member. For purposes of this Agreement the term “Alliance member” means any entity that has entered into a membership agreement with the Alliance.

4.5.2 Compliance with Alliance Communications Policies. All publicity related to the Alliance, whether promulgated by the Alliance or by Promoter Member, shall be in compliance with the policies and procedures adopted by the Board of Directors from time to time.

4.6 Members’ Right to Enforce. Any other Alliance member that has entered into a membership agreement with the Alliance in substantially the form of this Agreement shall be an intended third party beneficiary of Promoter Member’s and its Affiliates’ promises set forth in this Agreement with right to enforce this Agreement against Promoter Member and Promoter Member’s Affiliates. Any such Alliance member may, at its option, bring suit against Promoter Member and/or Promoter Member’s Affiliates to enforce this Agreement.

5.	CONFIDENTIALITY

All Confidential Information (as defined below) disclosed by Alliance or other Alliance members to Promoter Member and by Promoter Member to Alliance and other Alliance members shall be governed by the terms and conditions in this Section 5 (Confidentiality) and the applicable terms in the IPR Policy. Nothing in this Section shall modify or amend the terms of any non-disclosure or confidentiality agreement between Promoter Member and any other Alliance member that is unrelated to the Alliance or to the Confidential Information of the Alliance.

5.1 Definition. “Confidential Information” shall mean any and all information specifically designated in writing as confidential or proprietary by the Alliance, Promoter Member or any other Alliance member (the “Disclosing Party”) by: (a) marking such information disclosed in writing in a manner which indicates it is the confidential or proprietary information of the Disclosing Party; or (b) by orally indicating, at time of disclosure, that the information disclosed orally is the confidential or proprietary information of the Disclosing Party and, then, within thirty (30) business days after disclosure, providing the recipient of the information (the Alliance, the Promoter Member or the other Alliance member) (the “Recipient”) with a written summary of the orally disclosed confidential or proprietary

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information. Promoter Member’s Confidential Information shall include, without limitation, Promoter Member’s contribution to one or more Draft Deliverables (as defined in the IPR Policy). All Alliance meetings, proceedings, discussions of the Board of Directors, committees and working groups of the Alliance, Draft Deliverable(s), Approved Draft Deliverable or Deliverables (as such terms are defined in the IPR Policy in Exhibit 2), test and field trial plans and results/reports, marketing materials and similar documents and emails are the Confidential Information of the Alliance, whether or not marked or identified following oral disclosure by the Alliance as confidential or proprietary. Alliance Confidential Information shall not include Promoter Member’s and/or any other Alliance member’s Confidential Information or other Intellectual Property (as defined in the IPR Policy) included in one of the foregoing, and such included Confidential Information and Intellectual Property shall continue to belong to and be owned by the Promoter Member or such other Alliance member.

5.2 Obligations. Except as expressly set forth in this Section 5 (Confidentiality), the Recipient will not (i) disclose the Confidential Information of the Disclosing Party to any third party or (ii) use the Confidential Information of the Disclosing Party, except for the purpose of working on Draft Deliverables and participating in Alliance meetings or as authorized in a separate writing with the Disclosing Party. The foregoing right to use Confidential Information shall terminate upon termination of this Agreement. Recipient will use the same degree of care and discretion to avoid unauthorized use of and/or disclosure of any Confidential Information of the Disclosing Party, as the Recipient uses with its own confidential or proprietary information, but in any case not less than reasonable care under the circumstances. Notwithstanding the foregoing, Promoter Member hereby consents to the disclosure of any Promoter Member Confidential Information incorporated into a Deliverable (as defined in the IPR Policy) to persons that are not Alliance members as provided in and subject to the terms of the IPR Policy. Alliance hereby consents to the disclosure of any Alliance Confidential Information incorporated into a Deliverable (as defined in the IPR Policy) to persons that are not Alliance members as provided in and subject to the terms of the IPR Policy.

5.3 Disclosure Exceptions.

5.3.1 The Recipient may disclose Confidential Information to (a) its, and its Affiliates’, employees, accountants, and legal advisors (“Third Party Recipients”) with a need to know, provided such Third Party Recipients are bound by confidentiality obligations at least as restrictive as the terms in this Agreement and (b) any other party with the Disclosing Party’s prior written consent. The Recipient shall be responsible and liable for the acts or omissions of any Third Party Recipient to whom it discloses Confidential Information of the Disclosing Party as if such act or omission was the act or omission of the Recipient.

5.3.2 The Recipient may disclose Confidential Information of a Disclosing Party to its Subcontractors with a need to know, provided that such Subcontractors are bound by confidentiality obligations at least as restrictive as the terms in this Agreement and provided further that the Recipient obtains the prior written consent of the Disclosing Party(ies) prior to such disclosure to a Subcontractor. The Recipient shall be responsible and liable for the acts or omissions of any Subcontractor to whom it discloses Confidential Information of the Disclosing Party as if such act or omission was the act or omission of the Recipient.

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5.3.3 The Recipient may disclose Confidential Information to the extent required by law, but the Recipient must give the Disclosing Party advance notice to allow the Disclosing Party a reasonable opportunity to obtain a protective order.

5.3.4 Recipient may disclose Confidential Information of the Disclosing Party in the course of Alliance business to members of the Board of Directors and to other Alliance members that have entered into a Promoter Member Agreement in the form of this Agreement.

5.3.5 Promoter Member and the Alliance may disclose this Agreement, including, without limitation, the Exhibits attached hereto, to any third party involved in a Change of Control (as defined in Section 9.13 (Assignment)) provided that such third party agrees to confidentiality obligations at least as restrictive as the terms in this Section 5 (Confidentiality) and provided further that such disclosure is solely for the purpose of such third party’s due diligence in evaluating the Change of Control terms. In addition, if Promoter Member is a private company, Promoter Member may disclose this Agreement, including, without limitation, the Exhibits attached hereto, to any prospective investor and to such investor’s legal advisors, accountants and employees, provided that such investor, legal advisors, accountants and employees are bound by confidentiality obligations at least as restrictive as the terms in this Section 5 (Confidentiality) and provided further that such disclosure is solely for the purpose of due diligence in evaluating such investment.

5.3.6 Except as expressly provided in and subject to the terms in Sections 5.3.1, 5.3.3, and 5.3.4 above, Alliance may not disclose the Confidential Information of Promoter Member to third parties without the prior written consent of Promoter Member. The foregoing shall apply to, without limitation, any persons participating in any committee or working group created by the Board of Directors of the Alliance and any person invited to be present at meetings of the Board of Directors and/or at meeting of the Alliance members.

5.4 Exclusions. Confidential Information shall not include information that: (a) at the time disclosed is rightfully in the Recipient’s possession or rightfully received by Recipient without a non-disclosure obligation; (b) is developed independently by Recipient; (c) is publicly available when received, or thereafter becomes publicly available, other than as a result of Recipient’s violation of this Agreement; or (d) disclosed by a person without a non-disclosure obligation.

5.5 Duration of Protection. The Recipient’s obligations set forth in Section 5.2 (Obligations) shall apply for the shorter of (i) a period of five (5) years after the date of disclosure, or (ii) until a Deliverable that contains said Confidential Information is approved by the Disclosing Party and the Board of Directors for distribution to non-members that are not under an obligation of confidentiality as provided in the IPR Policy.

5.6 Return of Confidential Information.

5.6.1 By Promoter Member. At such time as Promoter Member ceases being an Alliance member, for any reason, Promoter Member shall return to the Disclosing Party or destroy all Confidential Information of a Disclosing Party, and return hardware and software

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(including, without limitation, simulations, field trial units, programs and test equipment) of a Disclosing Party in its possession and all copies thereof and will, at the request of the Disclosing Party or the Alliance, certify in writing such return or destruction. Promoter Member shall have no further right to use any such Confidential Information for any purpose after Promoter Member ceases being a member of the Alliance except that upon written request the Promoter Member may retain a single complete copy of any Confidential Information documents in the exclusive possession of its General Counsel’s office solely for use in connection with the prosecution or defense of any dispute arising from this Agreement. At such time as an Affiliate of Promoter Member ceases being an Affiliate, Promoter Member shall cause such Affiliate to return to Promoter Member or destroy all Confidential Information of a Disclosing Party, and return to Promoter Member all hardware and software (including, without limitation, simulations, field trial units, programs and test equipment) of a Disclosing Party in the Affiliate’s possession and all copies thereof and will, at the request of the Disclosing Party or the Alliance, certify in writing such return or destruction. Such Affiliate shall have no further right to use any such Confidential Information for any purpose thereafter.

5.6.2 By Alliance. At such time as Promoter Member ceases being an Alliance member for any reason, Alliance shall, and shall cause all other Alliance members to, return to Promoter Member or destroy all Confidential Information of Promoter Member, and return hardware and software (including, without limitation, simulations, field trial units, programs and test equipment) of Promoter Member in its/their possession and all copies thereof and will, at the request of Promoter Member, certify in writing such return or destruction. In such event, Alliance shall have no further right to use any such Confidential Information of Promoter Member for any purpose after this Agreement is so terminated.

6.	INTELLECTUAL PROPERTY RIGHTS

Promoter Member agrees to all the terms and conditions of the then-current Alliance IPR Policy, the current version of which is set forth in Exhibit 2. Promoter Member acknowledges that the IPR Policy might be amended pursuant to the procedures set forth in the Alliance Bylaws. Promoter Member agrees that all of its Affiliates shall be bound by the terms in the IPR Policy, including, without limitation the obligation to license Essential Patent Claims and Essential Copyrights on RAND (as such terms are defined in the IPR Policy), provided however that such Affiliates shall not have any rights or privileges under the IPR Policy unless and until such Affiliate becomes an Alliance member by executing the applicable membership agreement specified by the Alliance Board of Directors which membership agreement grants such Affiliate the rights and privileges set forth in the IPR Policy.

7.	TERMINATION OF MEMBERSHIP

The following provisions shall apply in the event of the termination of the membership of Promoter Member, whether by voluntary withdrawal, expulsion or otherwise:

7.1 Termination and Withdrawal. At any time Promoter Member may give written notice to Alliance of Promoter Member’s intent to terminate this Agreement and its membership and withdraw from the Alliance by filing a written notice with the Secretary of the Alliance. This Agreement and membership in the Alliance may also be terminated by the

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Alliance as provided in the Alliance Bylaws. Any event, including, without limitation, withdrawal, termination, or expiration of a Promoter Member’s membership status in the Alliance or this Agreement shall be deemed a “Termination”, or “Terminated”, as the case may be. Upon Termination, all rights and obligations of the parties under this Agreement shall terminate, except those that expressly survive termination.

7.2 Termination for Cause. Each party shall have the right to terminate this Agreement for cause upon written notice to the other party if the other party materially breaches any provision of this Agreement, and does not cure such breach, if capable of cure, within thirty (30) days following written notice thereof from the non-breaching party, or if not capable of cure the breaching party has not initiated and/or diligently pursued actions to correct the breach as soon as reasonably practicable; or if the other party ceases business operations, becomes insolvent, or is subject to any bankruptcy or other similar legal process or proceeding. Any such termination shall be a Termination (as defined above). Termination by the Alliance under this Section shall be effectuated as provided in the Bylaws.

7.3 No Refund of Dues. A Promoter Member shall have no right to a refund of any dues, fees or assessments paid prior to Termination, and Promoter Member shall remain fully liable for any dues, fees or assessments then due and owing, subject to the terms in Section 4.3 (Membership Dues).

7.4 Survival. Upon a Termination, this Agreement shall be automatically terminated. The following shall survive a Termination and termination of this Agreement: the IPR Policy in effect at the time of such termination, and Sections 3 (Member and Affiliates) with respect to the then-current IPR Policy and to Section 5 (Confidentiality), 4.3 (Membership Dues) for dues the fees due and payable at the time of Termination, 5 (Confidentiality), 6 (Intellectual Property Rights), 7 (Termination of Membership), 8 (Dispute Resolution), and 9 (General), which shall survive indefinitely unless limited to a shorter period by the express language of the surviving provision. Notwithstanding the foregoing, any Alliance policies or agreements, which contain specific survival provisions, following Termination shall not be affected by this Section 7.4 (Survival) and shall survive pursuant to their terms.

8.	DISPUTE RESOLUTION

The following provisions in this Section 8 (Dispute Resolution) apply in the event of a dispute, controversy or claim arising out of or in connection with this Agreement, the breach of this Agreement or the business of the Alliance (a “Dispute”) between Promoter Member and Alliance and between Promoter Member and any other Alliance member that has agreed to terms substantially similar to the terms in this Section 8 (Dispute Resolution). Notwithstanding anything else in this Agreement to the contrary, this Section 8 (Dispute Resolution) shall apply only to Disputes related to the business of the Alliance and Promoter Member’s membership in the Alliance and shall not apply to any disputes between or among the Promoter Members unrelated to the Alliance or between Alliance members or the Alliance and third parties.

8.1 Arbitration. Except as provided below, any Dispute shall be settled by final and binding arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the San Diego chapter of the American Arbitration Association (“AAA”), and the procedures

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set forth below. In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

8.1.1 Location. The location of the arbitration shall be in San Diego, California, USA and shall be conducted in English. Promoter Member and Alliance hereby consents to jurisdiction before AAA and in the State and Federal Court in San Diego, California, USA to effectuate, compel or enforce this Section 8 (Dispute Resolution).

8.1.2 Process. Either party or any other Alliance member may initiate arbitration by providing written demand for arbitration to AAA (with a copy to the other party and the Alliance, as applicable), a copy of this Agreement and the administrative fee required by AAA, or by such other process as AAA may require. The written demand for arbitration shall be sufficiently detailed to permit the other party to understand the claim(s) and identify witnesses and relevant documents.

8.1.3 Selection of Arbitrators. The arbitration shall be conducted by a panel of three (3) neutral arbitrators from among the San Diego, California AAA commercial arbitration panelists with relevant expertise who are independent and disinterested with respect to the Alliance and any Alliance member, this Agreement, and the outcome of the arbitration. Each party shall, within fifteen (15) business days after demand for arbitration, select one arbitrator and such arbitrators shall, within five (5) days thereafter, select the third arbitrator. If a party does not select its arbitrator during such period or if such arbitrators are not able to agree on the third arbitrator, the second and/or third arbitrator shall be appointed by AAA. The arbitrators’ decision shall follow the plain meaning of this Agreement and shall be final and binding.

8.1.4 Discovery. Unless otherwise mutually agreed by the parties to the Dispute in writing, discovery shall be limited to the thirty (30) calendar day period following selection of the arbitrators.

8.1.5 Case Management. Prompt resolution of any Dispute is important to all parties and the parties agree that the arbitration of any such Dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining resolution of the Dispute. The first case management meeting shall be held within five (5) business days after selection of the third arbitrator.

8.1.6 Remedies. The arbitrators may grant any legal or equitable remedy or relief (including injunctive relief) that the arbitrators deem just and equitable, to the same extent that such remedy or relief could be granted by a state or federal court, provided however, that such remedy or relief is consistent with the remedies and limitations set forth in this Agreement and extend only to Disputes between and among the Alliance and the Alliance members.

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8.1.7 Expenses. The cost of the arbitration, including arbitrator’s fees, shall be shared equally by the parties during the course of the arbitration; provided, however, each party shall bear the cost of preparing and presenting it’s own case (including it’s own attorneys’ fees). The expenses of the arbitration, including the arbitrators’ fees, expert witness fees, and attorneys’ fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned among the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses both parties shall share equally in the payment of the arbitrators’ fees as and when billed by the arbitrators. If either party fails to comply with the dispute resolution process set forth herein (e.g., non-payment of an arbitration award) and a party is required to resort to court proceedings to enforce such compliance, then the non-complying party shall reimburse all of the cost and expenses incurred by the party requesting such enforcement (including, without limitation, reasonable attorneys’ fees and court related costs).

8.1.8 Arbitration Confidentiality. The parties shall keep confidential the fact of the arbitration, the Dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, if a party has stock that is publicly traded, the party may make such disclosures as are required by applicable securities laws.

8.2 Intellectual Property Disputes. This Section 8 (Dispute Resolution) shall not apply to Disputes related to (i) the Confidential Information or the Intellectual Property (as defined in the IPR Policy) of Alliance or any Alliance member or (ii) the IPR Policy, and in the case of any such Dispute, the Alliance or any Alliance member may seek any available remedies at law or in equity from a court of competent jurisdiction.

8.3 Injunctive Relief. This Section 8 (Dispute Resolution) shall not prevent either party from seeking injunctive or other equitable relief to which it is entitled under applicable law without first submitting the Dispute to arbitration. The parties acknowledge that the IPR policy may restrict a party from seeking injunctive relief in certain circumstances as expressly provided in the IPR Policy.

9.	GENERAL

9.1 Amendment. This Agreement may only be modified or amended pursuant to a writing executed by Promoter Member and the Alliance.

9.2 No Implied Joint Venture. This Agreement does not create a joint venture, partnership or other form of business association between the Promoter Member and Alliance and neither party has any right to create or assume any obligation on behalf of the other party. In addition, this Agreement does not create a joint venture, partnership or other form of business association between the Promoter Member and any other Alliance member nor an obligation to develop, make available, use, buy, sell or provide any product or services, including without limitation any product or services covered by or compliant with any Approved Draft Deliverable approved by the Alliance.

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9.3 Licenses and Permits. Each party shall possess or obtain at its own expense all necessary government licenses or permits to conduct its business.

9.4 Compliance with Laws. Each party agrees to comply with all applicable laws, rules, and regulations in connection with its activities under this Agreement, including without limitation (i) the Export Administration Regulations (EAR) of the United States of America which restrict the export and re-export of certain hardware, software, other commodities, technology and technical data and (ii) all import and export laws of any other jurisdiction.

9.5 Enforceability and Interpretation. If any provision of this Agreement is unenforceable, illegal or invalid under any applicable law, the balance of the provisions in this Agreement shall remain in full force and effect and the unenforceable, illegal or invalid provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions. The headings in this Agreement are for reference only and the headings do not affect the meaning or interpretation of this Agreement.

9.6 Governing Law; Venue; Jurisdiction. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the United States and the State of California, USA without regard to its conflict of laws provisions. Subject to the terms in Section 8 (Dispute Resolution), the parties irrevocably consent to the exclusive jurisdiction (except as to actions for the enforcement of a judgment or for equitable or provisional relief, in which case the jurisdiction will be non-exclusive) of the federal and state courts located in San Diego, California, and neither party will object to the jurisdiction or venue of such courts.

9.7 Disclaimer of Warranties. ALL DOCUMENTS, SOFTWARE AND ANY OTHER MATERIALS AND INFORMATION SUBMITTED BY A PROMOTER MEMBER TO ALLIANCE, OR TO ANOTHER ALLIANCE MEMBER UNDER THIS AGREEMENT, ARE PROVIDED ON AN “AS IS” BASIS, AND NEITHER PROMOTER MEMBER, ALLIANCE OR ANY OTHER ALLIANCE MEMBER MAKES ANY WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY, PROMOTER MEMBER, OTHER ALLIANCE MEMBER OR ALLIANCE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.8 Limitation of Liability. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL ALLIANCE, PROMOTER MEMBER OR ANY OTHER ALLIANCE MEMBER BE LIABLE TO ALLIANCE, PROMOTER MEMBER OR ANY OTHER ALLIANCE MEMBER, AS APPLICABLE, FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE OF DATA, INTERRUPTION OF BUSINESS, OR FOR, INDIRECT, SPECIAL OR EXEMPLARY, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR PARTICIPATION IN THE ALLIANCE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE. THE FOREGOING LIMITATION SHALL NOT APPLY TO ANY INFRINGEMENT OF

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INTELLECTUAL PROPERTY RIGHTS OF THE ALLIANCE OR OF OTHER ALLIANCE MEMBERS OR PARTICIPANTS OR ANY BREACH OF SECTION 5 (CONFIDENTIALITY) BY THE ALLIANCE, PROMOTER MEMBER OR ANY OTHER ALLIANCE MEMBER.

9.9 Force Majeure. No party shall bear any responsibility or liability for any losses arising out of any delay or interruption of its performance of obligations under this Agreement due to any act of God, act of governmental authority, or due to war, flood, civil commotion, labor difficulty, severe or adverse weather conditions, lack or shortage of electrical power malfunctions of equipment or software programs or any other cause beyond the reasonable control of the party delayed.

9.10 Waiver. No approval, consent or waiver of any obligation under this Agreement will be enforceable unless signed by the granting party. Failure to insist on strict performance or to exercise a right when entitled does not prevent a party from doing so later for that breach or a future one.

9.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. A facsimile transmission of the executed signature page of this Agreement shall constitute due and proper execution of this Agreement by the person signing such facsimile.

9.12 Effectiveness. This Agreement shall come into effect when (i) the Alliance (attention Executive Director) has received a copy of this Agreement signed by Promoter Member and all required dues from Promoter Member and (ii) an officer of the Alliance has executed this Agreement (the “Effective Date”). Upon such execution by the Alliance, the Alliance shall promptly transmit a countersigned copy of the Agreement to Promoter Member.

9.13 Assignment. Except as expressly set forth in this Section, neither Promoter Member’s membership in the Alliance, this Agreement, nor any rights, obligations, or other interests of a party may be assigned by a party, in whole or in part, without the prior written consent of the other party (not to be unreasonably withheld or delayed) and any purported assignment without such consent shall be void. Notwithstanding the foregoing, in the case of a Change in Control (as defined below) of Promoter Member or the Alliance and this Agreement and all the rights, privileges and obligations of membership shall, subject to the terms in this Section, be continued to the surviving legal entity that is a party to the Change in Control, provided that, (i) in the case of Promoter Member such legal entity meets or satisfies the criteria for membership, and (ii) such legal entity agrees in writing to all the obligations, terms, and conditions of this Agreement. If such legal entity is not willing to execute such a writing, then this Agreement shall terminate, subject to such rights and obligations that expressly survive such termination (e.g., confidentiality), provided that in such case new legal entity shall not be entitled to any of the benefits, rights or privileges under IPR Policy. The term “Change in Control” means and includes one of the following transactions: a merger or acquisition, a consolidation or other change in control, the sale, conveyance or disposal of all or substantially all of Promoter Member’s or the Alliance’s assets or business related to or that is the subject of this Agreement, or any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of Promoter Member or the Alliance is disposed of. In addition, Promoter

November 20, 2003

Member may assign this Agreement to an Affiliate without consent, provided that (i) such legal entity meets or satisfies the criteria for membership, and (ii) such legal entity agrees in writing to all the obligations, terms, and conditions of this Agreement. If such Affiliate is not willing to execute such a writing, then this Agreement shall terminate, subject to such rights and obligations that expressly survive such termination (e.g., confidentiality), provided that in such case the Affiliate shall not be entitled to any of the benefits, rights or privileges under IPR Policy. Any assignment of this Agreement to an Affiliate shall not relieve the Promoter Member of its obligation to comply with the terms of the IPR Policy or the other terms of this Agreement that are intended to bind Affiliates. Promoter Member shall provide written notice to the Alliance and all Alliance members of an assignment of this Agreement to an Affiliate.

9.14 Notices. All notices, consents, waivers, and other communications intended to have legal effect under this Agreement must be in writing, must be delivered to the other party at the address set forth in the preamble by personal delivery, certified mail (postage pre-paid), a nationally recognized overnight courier, or via facsimile with verified receipt of transmission, and shall be effective upon receipt (or when delivery is refused). Each party may change its address for receipt of notices by giving written notice of the new address to the other party.

9.15 English Language. This Agreement is prepared and executed in the English language only and any translations of this Agreement into any other language shall have no effect. All proceedings related to this Agreement shall be conducted in the English language.

9.16 Entire Agreement. This Agreement, including all the Exhibits and policies referenced herein, which. are hereby incorporated herein by this reference, constitutes the entire agreement between Promoter Member and the Alliance concerning this subject matter. This Agreement supersedes, and its terms govern, all prior or contemporaneous understandings, term sheets, memoranda of understanding, agreements, representations, summaries, proposals, or other communications between the parties, oral or written, regarding such subject matter.

In Witness Whereof, the parties have executed this Agreement as of the Effective Date.

[Multimedia Over Coax Alliance]		Promoter Member:

By:	Christian Jorgensen	By:	Ladd Wardani
Title:	Executive Director, Vice President	Title:	VP Business Development
Signature:	/s/ Christian Jorgensen	Signature:	/s/ Ladd Wardani
Date:	1/7/2004	Date:	Dec. 23, 2003

Exhibit I

Corporate Documents

Alliance Articles and Bylaws

[See attached.]

Exhibit 2

IPR Policy

[See attached.]

Exhibit 3

Antitrust Guidelines

[See attached.]

Amendment No. 1

to

Promoter Member Agreement

This Amendment No. 1 to Promoter Member Agreement dated December 22, 2003, by and between the Multimedia Over Coax Alliance, a non-profit mutual benefit corporation, with offices at 2649 Bishop Dr., Suite 275, San Ramon, California, USA 94583 (“Alliance”) and Entropic Communications, Inc., a Delaware corporation, with a principal place of business at 9276 Scranton Rd., #200, San Diego, CA 92121 (“Promoter Member”), modifies and amends the Promoter Member Agreement (the “Agreement”) in certain respects as follows:

1. The definition of “Essential Patent Claims” in the IPR Policy set forth in Exhibit 2 of the Agreement is hereby amended by adding the following clause after the phrase “where the term “necessarily infringed” means that such infringement”:

“is caused by the Fully Compliant Product’s implementation of Phy/MAC/Link layer technology corresponding to an Approved Draft Deliverable Technical Specification and such infringement”

Therefore, the definition of Essential Patent Claims will read as follows with the new terms underlined:

“Essential Patent Claims” means those claim(s) in issued patents (excluding design patents and design registrations) throughout the world, which a Member or its Affiliates has the right, at any time during the term of this Agreement, to grant licenses of the scope set forth in Section 4.1 (RAND Licenses) without such grant or the exercise of rights thereunder resulting in payment of royalties or other consideration to third parties (except for payments to Affiliates or to employees within the scope of their employment) and (i) which are necessarily infringed by the using, making, selling, offering for sale, or importing of a Fully Compliant Product, where the term “necessarily infringed” means that such infringement is caused by the Fully Compliant Product’s implementation of Phy/MAC/Link layer technology corresponding to an Approved Draft Deliverable Technical Specification and such infringement could not have been avoided by another commercially reasonable non-infringing implementation of the applicable Approved Draft Deliverable Technical Specification on which the Fully Compliant Product is based, or (ii) which are necessarily infringed by the implementation of any example included in the body of such Technical Specification. Essential Patent Claims do not include implementation examples included solely in any appendix, exhibit or other attachment to the actual Technical Specification, Essential Patent Claims shall include claims in issued patents regardless of when the patents issue or when the inventions included in such patents were conceived, reduced to practice, created, derived, developed, or made. Essential Patent Claims include claims that meet the definition above that are included in the Multiple Member Intellectual Property.

2. All other terms and conditions of the Agreement shall remain in full force and effect.

Multimedia Over Coax Alliance		Promoter Member:

By:	Christian Jorgensen	By:	Ladd Wardani
Title:	Executive Director, Vice President	Title:	VP Business Development
Signature:	/s/ Christian Jorgensen	Signature:	/s/ Ladd Wardani
Date:	1/7/2004	Date:	12/26/03

November 20, 2003

CORPORATE BYLAWS

of

[Multimedia Over Coax Alliance]

(a nonprofit mutual benefit corporation)

ARTICLE I

OFFICES

1.1 Principal Office. The principal office for the transaction of the business of the [Multimedia Over Coax Alliance] (the “Alliance”) is fixed and located at 2694 Bishop Dr., Suite 275, San Ramon, CA, USA 94583. The Board of Directors of the Alliance is hereby granted full power and authority to change the said principal office from one location to another.

1.2 Other Offices. Branch or subordinate offices may at any time be established by the Board of Directors at any place or places where the Alliance is qualified to do business.

ARTICLE II

PURPOSES

2.1 Purposes. The Alliance is a California non-profit mutual benefit corporation formed to develop and promote specifications for the transport of digital entertainment and information content over in-home coaxial environments, and to develop a certification process for products implementing such specifications to ensure interoperability between products and manufacturers.

The specific purposes for which the Alliance is organized are to:

2.1.1 Bring about the existence of a broad range of interoperable consumer and industrial devices by promoting open specifications for the transport of digital entertainment and information content over coaxial networks;

2.1.2 Provide a forum and environment whereby the Alliance’s members may meet to approve suggested revisions and enhancements to the relevant specifications; and provide a forum whereby users may meet with developers and providers of related products and services to identify requirements for interoperability and general usability;

2.1.3 Educate the business and consumer communities as to the value, benefits and applications for coaxial-based consumer products and services through public statements, publications, trade shows demonstrations, seminar sponsorships and other programs established by the Alliance;

2.1.4 Protect the needs of consumers and increase competition among vendors by supporting the creation and implementation of uniform conformance test procedures and processes that assure the interoperability of coaxial-based consumer products and services;

2.1.5 Maintain relationships and liaison with educational institutions, government research institutes, other technology consortia, and other organizations that support and contribute to the development of the specifications; and

2.1.6 Foster competition in the development of new products and services based on specifications developed by the Alliance in conformance with all applicable antitrust laws and regulations.

ARTICLE III

MEMBERSHIP

3.1 Initial Class of Membership. There shall be only one (1) class of members in the Alliance within the meaning of Section 5056 of the California Nonprofit Corporation Law, and such members are referred to in these Bylaws as “Promoter Members.” Each Promoter Member must execute and deliver a “Promoter Member Agreement” to the Alliance.

3.2 Additional Class of Members. Notwithstanding Section 3.1 (Initial Class of Membership), the Board of Directors of the Alliance may, by a Unanimous Vote (as defined in Section 4.9 (Counting Votes of Promoter Members and Directors)), create new member classes in the Alliance. In such event, the Board of Directors shall, as provided in and subject to these Bylaws, (i) amend these Bylaws and the IPR Policy (as defined in ARTICLE VIII) as necessary to establish such other classes and to bestow upon such new class members the rights of membership in the Alliance as required by applicable law and as otherwise determined by the Board of Directors, and (ii) require, as a condition of membership in any new membership class, that all members of such new classes execute a member agreement with the Alliance setting forth the rights, privileges and obligations given and applicable to them and the conditions of their membership. Such agreements will include (a) confidentiality and nondisclosure obligations at least as restrictive as those applicable to Promoter Members and (b) the IPR Policy.

3.3 Participants. The Alliance may, pursuant to resolutions adopted by the Board of Directors by Unanimous Vote (as defined in Section 4.9 (Counting Votes of Promoter Members and Directors)), create one or more classes of non-member participants of the Alliance (collectively, “Participants” or such other name or classification as may be adopted by the Board of Directors). Notwithstanding the foregoing, the Alliance shall (within a reasonable time after the certification process and specification have been approved by the Board of Directors of the Alliance as Approved Draft Deliverables (as defined in the IPR Policy)) create a Participant class, whereby the Participants shall have the same rights as Promoter Members under the IPR Policy (as defined in ARTICLE VIII) to request and receive the same intellectual property right licenses as Promoter Members with respect to the specifications approved by the Board of Directors, including, without limitation, those rights set forth in Section 4.1 (Rand Licenses) of the IPR Policy. Participants shall have only the rights and privileges specifically given to them by the resolutions adopted by the Board of Directors, and shall be subject to any obligations and conditions imposed thereon by the Board of Directors. Membership in the Participant class shall be open to all legal persons, provided that each Participant shall be required to enter into a Participant Agreement with the Alliance (the “Participant Agreement”) setting forth the rights, privileges, obligations and conditions related to participation in the Alliance. Each Participant Agreement will include (i) confidentiality and nondisclosure obligations at least as restrictive as those applicable to Promoter Members and (ii) the IPR Policy. Each Participant shall have the same rights and obligations under the IPR Policy as Promoter Members. Participants shall not be entitled to any voting rights with respect to the business or proceedings of the Alliance, including without limitation, any matters relating to the adoption of a deliverable or any other matters presented to the Alliance, the Board of Directors and/or the Promoter Members for voting or election. The Alliance may charge a reasonable fee for membership in the Participant class. The Alliance shall not establish any unreasonable membership criteria for membership in the Participant class.

3.4 Promoter Membership Qualifications. Promoter Members of the Alliance shall be those entities listed on the Promoter Membership list maintained by the Alliance. Additional Promoter Members may be admitted pursuant to Section 3.5 (Admissions to Membership). A Promoter Member shall automatically cease to be a Promoter Member upon the occurrence of an event set forth in Section 3.7 (Termination of Membership).

3.5 Admission to Promoter Membership. Admission of a new Promoter Member shall require a Super Majority Vote of the Board of Directors, and such a determination shall be based on the then-current criteria and conditions of membership adopted by the Board of Directors. Upon the Alliance’s receipt of written notice from an Affiliate (as defined in Section 4.1 (Place of Meetings) of a Promoter Member in Good Standing (as defined in Section 4.8 (Voting)) that such Affiliates desires to join the Alliance as a Promoter Member, the Alliance and the Affiliate will enter into a Promoter Member Agreement and no vote of the Board of Directors will be required.

3.6 Fees, Dues and Assessments. The Board of Directors shall determine the initial membership fees, dues and assessments for membership and/or participation in the Alliance, whether as a Promoter Member or as a Participant. For so long as a Promoter Member is an Alliance member in Good Standing (as defined in Section 4.8 (Voting)) its Affiliates (as defined in Section 4.1 (Place of Meetings)) that are also Promoter Members shall not be required to pay the initial membership fee or any membership renewal fees. Fees, dues and assessments for membership and participation in the Alliance may be increased or decreased by the Board, in its discretion, at any time. Membership and participation in the Alliance will automatically renew on an annual basis. Unless otherwise provide in the Promoter Member Agreement or the Participant Agreement, membership and participation fees will be invoiced at each subsequent anniversary period and Promoter Members and Participants shall be obligated to make payment of annual fees, dues and assessments within thirty (30) calendar days of written notice of such fees, dues or assessments. No pro rata refund of any membership or participation fees, dues or assessments shall be made upon termination of a Promoter Member’s membership or a Participant’s participation in the Alliance.

3.7 Termination of Membership. The membership of any Promoter Member in the Alliance and the participation by any Participant in the Alliance shall terminate upon the occurrence of any one or more of the conditions set forth in this Section 3.7 (Termination of Membership). Upon termination or expiration of the status of a Promoter Member or a Participant in the Alliance, all rights, privileges and obligations associated with being a Promoter Member or Participant, as applicable, shall terminate, except those rights, privileges and obligations expressly set forth in the Promoter Member Agreement or the Participant Agreement, as applicable, as surviving such termination or expiration.

3.7.1 Resignation. A Promoter Member or Participant may resign from the Alliance at any time by filing a resignation letter with the President or Secretary of the Alliance.

3.7.2 Expulsion. A Promoter Member may be expelled from the Alliance by a Majority Vote if (i) the Promoter Member has failed to attend three (3) consecutive meetings of the Promoter Members or (ii) the Promoter Member’s Director or Alternate Director has failed to attend three (3) consecutive meetings of the Board of Directors. The vote to expel a Promoter Member may take place at the third meeting of the Promoter Members or of the Board of Directors missed by the Promoter Member or its Director or Alternate Director.

3.7.3 Expiration. A membership or participation issued for a period of time shall expire when such period of time has elapsed unless the membership or participation is renewed, if at all, in accordance with the applicable renewal terms and conditions, if any.

3.7.4 Dues and Assessments. Membership and participation shall terminate upon the failure of the Promoter Member or Participant to pay any fees, dues or assessments within the time periods set forth in these Bylaws, as established by the Board of Directors or as set forth in the applicable Promoter Member Agreement or Participant Agreement, except as otherwise agreed by a Majority Vote of the Board of Directors, provided that the Promoter Member or Participant is given written notice of such failure and does not cure such failure within thirty (30) days after receipt of such notice.

3.7.5 Termination or Expiration of the Promoter Member or Participation Agreement. Membership or participation shall terminate upon termination or expiration of the applicable Promoter Member Agreement or Participation Agreement, respectively. A Promoter Member Agreement or Participation Agreement may only be terminated by the Alliance (i) by Majority Vote of the Board of Directors in the case of a material breach of the Promoter Member Agreement by a Promoter Member or of the Participation Agreement by a Participant, or (ii) by a Super Majority Vote of the Board of Directors if such Promoter Member’s or Participant’s actions were adverse to the interests of the Alliance or otherwise disruptive to the Alliance.

3.7.6 Bankruptcy or Dissolution. Membership or participation shall terminate upon the bankruptcy, insolvency or dissolution of a Promoter Member or Participant.

3.8 Non-Liability. No Promoter Member or Participant shall be personally liable for the debts, liabilities or obligations of the Alliance.

3.9 Non-Transferability. No Promoter Member and no Participant may transfer for value or otherwise its membership or participation in the Alliance or any right, privilege or obligation arising therefrom, except in connection with the assignment of its Promoter Member Agreement or Participant Agreement, as applicable, as expressly provided in and subject to the terms in such Agreements.

3.10 Distribution of Assets Upon Dissolution. Upon a dissolution or liquidation of the Alliance, the Board of Directors shall, except as otherwise agreed by the Board of Directors in connection with a transaction described in Section 5.21 (Merger of Alliance), return to each Promoter Member and each Participant all tangible forms of technology and intellectual property (including, without limitation software, documentation, other works of authorship, proprietary and confidential information and other trade secrets) provided to the Alliance by such Promoter Member or Participant in tangible form, unless otherwise provided in a written agreement executed by the Alliance and the applicable Member or Participant. In addition, upon a dissolution or liquidation of the Alliance and after all of the known debts and liabilities of the Alliance have been paid or adequately provided for in accordance with Section 8713 of the California Nonprofit Corporation Law, the Board of Directors shall, subject to and as provided by all applicable laws: (i) return to the Promoter Members and the Participants any unused portions of dues paid by the Promoter Members and Participants for any particular fiscal year; and (ii) thereafter, transfer remaining assets and/or intellectual property rights of the Alliance, such as any trademarks or logos of the Alliance, (a) to another Section 501(c)(6) organization, as determined by the Board of Directors whose purposes are similar to the Alliance or (b) as otherwise required by applicable law. Any such assets not disposed of in accordance with the aforementioned procedures shall be disposed of by a court of competent jurisdiction of the county in which the principal office of the Alliance is then located to such organization or organizations, as said court shall determine, that are organized and operated exclusively for such purposes. No part of the Alliance’s net earnings will inure to the benefit of any Promoter Member, Participant, Director or any third person. In addition, upon dissolution or liquidation of the Alliance, all Promoter Member Agreements, Participation Agreements and any other agreements between the Alliance and any Promoter Member or Participant shall terminate, except, in each case, for those obligations that survive such termination (e.g., confidentiality obligations) or as otherwise provided in such agreements.

ARTICLE IV

MEMBERSHIP MEETINGS

4.1 Place of Meetings. All meetings of the Promoter Members shall be held at any place which may be designated by the Board of Directors pursuant to the authority hereinafter granted to the Board of Directors, or by the written consent of all Promoter Members entitled to vote at such meetings, given either before or after the meeting and filed with the Secretary of the Alliance. The individual representing a Promoter Member at the meetings of the Promoter Members must be an employee, officer, or director of the Promoter Member or of an Affiliates of the Promoter Member. For purposes of these Bylaws the term “Affiliate” of a party shall mean any other corporation, partnership or other legal entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, such party. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any other corporation, partnership or other legal entity, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the policies, operations, or activities of such other corporation, partnership or other legal entity, directly or indirectly, whether through the ownership of, or right to vote, or to direct the manner of voting of, voting securities, by law or agreement, or otherwise.

4.2 Regular Meetings. Regular meetings of Promoter Members of the Alliance shall be held at such dates and at such times and places as determined by resolution of the Board of Directors, but in any event not less than once per calendar year. Additional Promoter Member meetings may be set as determined by the Board of Directors and pursuant to notification as defined in these Bylaws.

4.3 Special Meetings. Special meetings of Promoter Members, for any lawful purpose or purposes whatsoever, may be called at any time by the President, the Board of Directors, or by twenty-five percent (25%) or more of the Promoter Members entitled to vote. Notice of such request must be submitted to the President, the Vice-President or Secretary. The notice must state the business to be transacted at the special meeting.

4.4 Notice of Meetings. A notice of each annual meeting and each special meeting shall be given to each Promoter Member by the President of the Alliance or, in case of his/her failure or refusal, by any other officer or any Director of the Alliance. Each such notice shall specify: (a) the place, time, day and hour of the meeting or the date on which the ballot shall be returned, if applicable; and (b) in the case of special meetings, the nature of the business to be transacted at the meeting. Such notice shall be given to every Promoter Member of the Alliance who, on the record date for notice of the meeting, is entitled to vote at the meeting. Such notice shall be given at least ten (10) business days but no more than thirty (30) calendar days prior to the date fixed for such meeting; provided, however, that if notice is given by mail and is not sent first class, registered or certified mail, notice shall be given not less than twenty (20) calendar days before the meeting. Notwithstanding the foregoing, in the case of a special meeting, such notice will be given, within five (5) calendar days from receipt of a proper request for a special meeting, to the Promoter Members entitled to vote at the meeting and which meeting shall be held not less than ten (10) calendar days nor more than thirty (30) calendar days after the receipt of such a request.

4.5 Adjourned Meetings. Any Promoter Members’ meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of a majority (greater than 50%) of the Promoter Members, entitled to vote at the meeting, either present in person or represented by Proxy (as defined in Section 4.11 (Proxies)), but in the absence of a quorum no other business may be transacted at any such meeting. Annual and special meetings may not be adjourned for more than thirty (30) calendar days to another time or place. It shall not be necessary to give any such notice of the time and place of the adjourned meeting or of the business to be transacted thereat, other than by an announcement at the meeting at which such adjournment is taken. If after the adjournment a new record date is fixed for notice or voting, a notice of the adjourned meeting shall be given to each Promoter Member who, on the record date for notice of the meeting, is entitled to vote at the meeting.

4.6 Quorum. The presence in person or by Proxy (as defined in Section 4.11 (Proxies)) of two-thirds (2/3), rounding up to the nearest whole number, of the Promoter Members of the Alliance shall constitute a quorum for the transaction of business at any meeting of the Promoter Members. The presence of an authorized representative of a Promoter Member, including his/her Proxy, shall constitute presence of the Promoter Member for purposes of determining the establishment of a quorum.

4.7 Voting Entitlement. If a quorum of Promoter Members exists, then every act or decision done or made by the Promoter Members shall be by Majority Vote (as defined in Section 4.9 (Counting Votes of Promoter Members and Directors)) and shall, if so voted, be regarded as the act of the Promoter Members, unless a lesser number of votes (e.g., a simple majority to adjourn meetings) or a greater number of votes of Promoter Members is required, either by law, the Articles of Incorporation, or these Bylaws (i.e., Super Majority Vote or Unanimous Vote, as such terms are defined in Section 4.9 (Counting Votes of Promoter Members and Directors)), to approve such act or decision and in such event such lesser or greater number of votes will be required to take such action or make such decision. Notwithstanding anything to the contrary in these Bylaws, if these Bylaws require a Super Majority Vote or Unanimous Vote for a particular matter, then all Promoter Members must cast a vote or affirmatively abstain from the vote for such vote to be effective and valid.

4.8 Voting. Each Promoter Member in Good Standing (as defined below) is entitled to one (1) vote on each matter submitted to a vote of the Promoter Members. Voting shall be by voice vote, unless the President of the Alliance directs such voting to be by ballot. No single vote shall be split into fractional votes. Cumulative voting shall not be authorized. “Good Standing” shall mean that the Promoter Member (i) is current in the payment of dues and fees to the Alliance, unless the Board of Directors has consented to or waived such non-payment, (ii) is not in material breach of its Promoter Agreement, and (iii) is not in violation of these Bylaws or any policies or procedures of the Alliance.

4.9 Counting Votes of Promoter Members and Directors.

4.9.1 The term “Majority Vote” shall mean, for purposes of determining the number of votes cast by a Promoter or a Director, two-thirds (2/3), rounding up to the nearest whole number, of the Promoter Members (or their Proxies) or Directors (or Alternate Director, as applicable) present, as the case may be.

4.9.2 The term “Super Majority Vote” shall mean, for purposes of determining the number of votes cast by a Promoter Member at a Promoter Meeting or a Director at a Board of Directors meeting, the total number of Promoter Members or Directors, as the case may be, whether present or not, less the number one (1). By way of example, if ten (10) Directors comprise the Board of Directors, any proposal requiring a Super Majority Vote of the Board of Directors shall require nine (9) votes for approval.

4.9.3 The term “Unanimous Vote” shall mean, for purposes of determining the number of votes east by a Promoter Member or a Director, all Promoter Members or all Directors, as the case may be, whether present or not. For the avoidance of doubt, the unanimous vote of all the Promoter Members (or their Proxies) or Directors (or the Alternate Directors, as applicable) present shall not be a Unanimous Vote if one or more Promoter Members (or their Proxies) or Directors (or their Alternate Directors), as the case may be, is missing or fails to cast a vote.

4.10 Action Without Meeting by Written Ballot. Any action, which may be taken at any regular or special meeting of Promoter Members, may be taken without a meeting if the Alliance distributes a written ballot to every Promoter Member entitled to vote on the matter. Such ballot shall set forth the proposed action, provide an opportunity to specify approval or disapproval of any proposal, and provide a reasonable time within which to return the ballot to the Alliance. Approval by written ballot shall be valid only when the number of votes cast by ballot within the time period specified equals or exceeds a quorum of the Promoter Members, and the number of approvals equals or exceeds the number of votes that would be required to approve at a meeting at which the total number of votes cast was the same as the number of votes cast by ballot. Ballots shall be distributed to Promoter Members in accordance with delivery and timing requirements set forth in Section 4.4 (Notice of Meetings). All ballots distributed shall indicate the number of responses needed to meet the quorum requirement and shall state the percentage of approvals necessary to pass the measure submitted. All written ballots distributed shall specify the time by which the ballot must be received in order to be counted.

4.11 Proxies. Every Promoter Member entitled to vote at a meeting of the Promoter Members shall have the right to do so in person or by one or more agents authorized by a written proxy executed by such person or his/her duly authorized agent and filed with the Secretary of the Alliance (a “Proxy”); but no such Proxy shall be valid after the expiration of eleven (11) months from the date of its execution, unless the person executing it specifies therein the length of time for which such Proxy is to continue in force. Each Proxy must be an employee, officer or director of the Promoter Member or an Affiliate.

4.12 Conduct of Meetings. Meetings of Promoter Members shall be presided over by the President of the Alliance, or in his/her absence, by the Vice- President, and in the absence of both of them, by the chair chosen by a majority (greater than 50%) of the Promoter Members present. The Secretary of the Alliance shall act as the secretary of all meetings of Promoter Members, provided that in his/her absence the presiding officer shall appoint another Promoter Member to act as acting secretary of the meeting.

ARTICLE V

BOARD OF DIRECTORS

5.1 Powers. Subject to the limitations of the Articles of Incorporation, these Bylaws, and the California Nonprofit Corporation Law and subject to the duties of Directors as prescribed by these Bylaws, all corporate powers shall be exercised by or under the authority of, and the business and affairs of the Alliance shall be controlled by, the Board of Directors. The Board of Directors shall have the power to select and remove all officers, agents, employees and contractors, and to fix reasonable compensation thereof, to authorize and empower officers or agents to enter into contracts and other commitments on behalf of the Alliance, and to appoint and delegate responsibilities and authority to committees, officers and agents.

5.2 Number and Composition of Board of Directors. The number of Directors shall be equal to the number of Promoter Members, provided however, if an Affiliate of a then-current Promoter Member becomes a Promoter Member, such Affiliate shall not be counted in determining the number of Directors. Each Promoter Member (other than an Affiliate of a then-current Promoter Member) shall designate one (1) Director and one (1) Alternate Director (as more specifically defined in Section 5.3.1 (Alternate Directors; Voting)) to serve on the Board of Directors. A Promoter Member that is an Affiliate of another then-current Promoter Member shall not have the right to designate a Director. Each Director and Alternate Director designated by a Promoter Member must be an employee, officer, or director of the Promoter Member or of an Affiliate of the Promoter Member. The following events shall result in automatic termination of an individual’s status as a Director or Alternate Director: (a) termination of such Director’s, Alternate Director’s employment or relationship with the Promoter Member or its Affiliate of which he/she was an employee, officer, or director; (b) upon resolution by the Board of Directors terminating the Director or Alternate Director for cause pursuant to Section 5.19.2 (Removal) and/or (c) resignation of the Director or Alternate Director. Any vacancy in the Board of Directors shall be filled pursuant to Section 5.6 (Vacancies). Each of the Director and Alternate Director shall serve a two (2) year term unless otherwise provided under this Section 5.2 (Number and Composition of Board of Directors).

5.3 Alternate Directors. The following procedures shall apply to Alternate Directors:

5.3.1 Alternate Directors; Voting. Each Director shall have an alternate to serve in the capacity of Director in the event of the death, resignation, removal or absence of the Director; such alternate shall be referred to as an “Alternate Director.” When serving in the capacity of Director, the Alternate Director shall have all the rights, privileges and responsibilities of the Director. Alternate Directors shall be entitled to attend all regular and special meetings of the Board of Directors and shall have all rights (including voting rights) of the Director in the absence of the Director.

5.3.2 Role of Alternate Director. In the event that the Alternate Director is serving as a Director due to the absence of the non-Alternate Director, such non-Alternate Director shall regain all of the rights, privileges and responsibilities of Director status upon the termination of his or her absence. In the event that the Alternate Director is serving as a Director due to the death, resignation or removal of the Director, the Alternate Director shall immediately become a Director, and the corresponding position of Alternate Director shall be filled as provided in these Bylaws.

5.3.3 Application of Bylaws. All provisions of these Bylaws apply equally to the Alternate Directors as to the Directors when the Alternate Director is filling the role of the Director, unless otherwise noted.

5.4 Observers. In the event that neither the Director nor the Alternate Director is capable of serving due to absence or otherwise, the applicable Promoter Member shall have the right to appoint a non-voting observer to attend Board meetings.

5.5 Restrictions on Eligibility to Serve as a Director; Control Groups. No more than one (1) individual employed by or affiliated with an entity that constitutes a Control Group (as defined below) shall be permitted to serve as a Director or Alternate Director of the Alliance at one time. “Control Group” shall include a Promoter Member and all Affiliates.

5.6 Vacancies. If there is a Director vacancy which is not filled by an Alternate Director pursuant to Section 5.3 (Alternate Directors) and/or upon the vacancy of an Alternate Director, the affected Promoter Member shall have thirty (30) calendar days from the date of notice of the vacancy from the Alliance to appoint a replacement Director and/or Alternate Director to the Board of Directors for the remaining term. Until a Promoter Member appoints a new Director or Alternate Director as provided above to attend Board of Director meetings, such Promoter Member shall not be represented on the Board of Directors as provided in Section 5.2 (Number and Composition of Board of Directors) for purposes of votes taken by the Board of Directors. Such Promoter Member shall continue to have all the other rights, privileges and obligations of a Promoter Member under these Bylaws. By way of example, if ten (10) Directors are supposed to comprise the Board of Directors (because there are 10 Promoter Members), and a Promoter Member fails to appoint a Director as provided in this Section, then any proposal requiring a Super Majority Vote of the Board of Directors shall require eight (8) votes for approval, instead of the nine (9) votes that would have been required had the Promoter Member appointed a new Director, and any proposal requiring a Unanimous Vote shall require nine (9) votes for approval instead of ten (10).

5.7 Place of Meeting. All meetings of the Board of Directors may be held at any place that has been designated from time to time by the Board of Directors or by the notice of the President.

5.8 Special Meetings. Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the President, the Secretary or by any two (2) of the Directors.

5.9 Notice of Meetings; Attendance. Notice of the time and place of each meeting of the Board of Directors not fixed by an express provision of these Bylaws or by a resolution of the Board of Directors shall be given to each Director not less than seventy-two (72) hours before the date of the meeting if given personally, by telephone or by electronic means including e-mail, and not less than four (4) business days before the date of the meeting if given by first-class mail.

5.10 Consent to Meetings. The transactions of the Board of Directors at any meeting called without adequate notice shall be as valid as though done at a meeting duly held after call and notice if a quorum be present and before or after the meeting each Director not present: (a) signs a written waiver of notice; (b) signs a consent to the holding of such meeting; or (c) approves the minutes thereof. Each Director who attends the meeting without protesting, prior thereto or at its commencement, shall be deemed conclusively to have consented to the holding of the meeting and to have waived the lack of notice to such Director. All such waivers, consents or approvals shall be filed with the corporate records and made a part of the minutes of the meeting.

5.11 Action Without Meeting. Any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all members of the Board of Directors shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board of Directors. Such action by written consent shall have the same force and effect as a Unanimous Vote of such Directors. Any certificate or other document filed under any provision of the California Nonprofit Corporation Law which relates to action so taken shall state that the action was taken by unanimous written consent of the Board of Directors without a meeting, and that the Bylaws authorize the Directors to so act. For the purposes of this Section only, “all members of the Board” shall not include any Interested Director (as defined in Section 5.18 (Self-Dealing Transactions)).

5.12 Telephonic Meetings. Directors may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Directors participating in such meeting can hear one another. Participation in a meeting through use of telephone or similar communications equipment shall constitute presence in person at such meeting.

5.13 Quorum. Two-thirds (2/3), rounding up to the nearest whole number, of the Directors then in office shall be necessary to constitute a quorum for the transaction of business or otherwise undertake any action or decision of the Board of Directors, except to adjourn as hereinafter provided in Section 5.15 (Adjournment).

5.14 Voting. If a quorum of Directors exists, then except for such lesser or greater number of votes that may be required pursuant to these Bylaws (i.e., majority (greater than 50%), a Super Majority Vote or Unanimous Vote), the law or the Promoter Member Agreement, decisions or actions done or made by the Directors shall be by Majority Vote. If a lesser or a greater number of votes of Directors is required by the Articles of Incorporation, these Bylaws (i.e., Super Majority Vote or Unanimous Vote), or Promoter Member Agreements, to approve such act or decision, then in such event the lesser or greater number of votes will be required to take such action or make such decision. Notwithstanding anything to the contrary in these Bylaws, if these Bylaws require a Super Majority Vote or Unanimous Vote for a particular matter, then all Directors must cast a vote or affirmatively abstain from the vote for such vote to be effective and valid.

5.15 Adjournment. A majority (greater than 50%) of the Directors present, whether or not a quorum is present, may adjourn any Directors’ meeting to meet again at another time or place. In the event a meeting of the Board of Directors is adjourned for more than forty-eight (48) hours, notice of any adjournment to another time or place shall be given prior to the time set for the rescheduled meeting to the Directors who were not present at the time of the adjournment.

5.16 Fees and Compensation. Directors shall serve without compensation, but by resolution of the Board of Directors, may be reimbursed for expenses paid while acting on behalf of the Alliance and/or expenses incurred in attending meetings of the Board of Directors. Nothing herein contained shall be construed to preclude any Director from serving the Alliance in any other capacity as an officer, agent, employee, or otherwise, and receiving compensation therefore so long as such compensation is approved by a Majority Vote of Directors, excluding any Interested Director (as defined in Section 5.18 (Self-Dealing Transactions)).

5.17 Standard of Conduct. Pursuant to Section 7231 of the California Nonprofit Corporation Law, a Director (and Alternate Director, as applicable) shall perform the duties of a Director, including duties as a member of any committee or working group upon which the Director may serve, in good faith, in a manner such Director believes to be in the best interests of the Alliance and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. In performing the duties of a Director, a Director or Alternate Director shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by:

5.17.1 One or more officers or employees of the Alliance whom the Director believes to be reliable and competent in the matters presented;

5.17.2 Legal counsel, independent accountants or other professionals as to-matters which the Director believes to be within such person’s professional or expert competence; or

5.17.3 A committee of the Board upon which the Director does not serve, as to matters within the committee’s designated authority, which committee the Director believes to merit confidence; provided that, in any such case, the Director acts in good faith, after reasonable inquiry when the need therefor is indicated by the circumstances and without knowledge that would cause such reliance to be unwarranted.

5.18 Self-Dealing Transactions. As used in this Section, a “self-dealing contract” is any contract or transaction: (a) between the Alliance and one or more of its Directors, or between the Alliance and any corporation, firm or association in which one or more of the Directors has a material financial interest; or (b) between the Alliance and a corporation, firm or association of which one or more of its directors are Directors of the Alliance (collectively, “Interested Director(s)”). Pursuant to Section 7233 of the California Nonprofit Corporation Law, no self-dealing contract shall be void or voidable because such Interested Director(s) or corporation, firm or association are parties or because such Interested Director(s) are present at the meeting of the Board or committee which authorizes, approves or ratifies the self-dealing contract, if:

5.18.1 Membership Approval. All material facts are fully disclosed to or otherwise known by the Promoter Members and the self dealing contract is approved by the Promoter Members in good faith including the abstention from voting by any membership owned by such Interested Director(s);

5.18.2 Board or Committee Approval. All material facts are fully disclosed to or otherwise known by the Board or committee and the Board or committee authorizes, approves, or ratifies the self-dealing contract in good faith (including the abstention from voting by the Interested Director(s)), and, in the case of a self-dealing contract described above, the Board or committee resolves and finds that the contract is just and reasonable at the time it is authorized, approved or ratified; or

5.18.3 Just and Reasonable Contract. The person asserting the validity of the self-dealing contract sustains the burden of proving that the contract was just and reasonable as to the Alliance at the time it was authorized, approved or ratified.

Interested Director(s) may be counted in determining the presence of a quorum at a meeting of the Board or a committee thereof, which authorizes, approves or ratifies a contract or transaction as provided in this Section 5.18 (Self-Dealing Transaction).

5.19 Resignation and Removal.

5.19.1 Resignation. Any Director or Alternate Director may resign at any time by giving written notice to the Board of Directors, to the President or to the Secretary of the Alliance.

5.19.2 Removal. Any Director and/or Alternate Director may be removed upon resolution by the Board of Directors terminating such individual’s status as such a Director or Alternate Director for any of the following, all of which constitute removal for cause, providing the resolution shall be adopted by Super Majority Vote: (a) two (2) or more unexcused absences of the Director (without attendance by the Alternate Director) from Board of Directors meetings during any year; (b) conviction or entry of a plea of nolo contendere by such Director or Alternate Director for a felony crime; (c) intentional breach of fiduciary duties by such Director or Alternate Director; (d) public disparagement or ridicule of the Alliance by such Director or Alternate Director; (e) gross mismanagement or waste by such Director or Alternate Director or (1) violates the Alliance’s antitrust guidelines or jeopardizes the non-profit, tax exempt status of the Alliance. Upon termination of an individual’s status as a Director or Alternate Director or if there is otherwise a vacancy on the Board of Directors, the vacancy may be filled pursuant to Section 5.6 (Vacancies).

5.19.3 Termination of Membership. Each Director and Alternate Director’s rights and privileges shall terminate and they shall cease being Directors at such time as the Promoter Member he/she represents ceases being a Promoter Member.

5.20 Advisory Board. The Board of Directors may, at its sole discretion, appoint a board of advisors (“Advisory Board”) with which the Board of Directors shall consult on matters relating to the operation of the Alliance. The members of the Advisory Board shall not have the rights or privileges of Directors or Promoter Members as set forth in Sections 5047 and 5056 of the California Nonprofit Corporation Law and shall have no power or authority over the operation of the Alliance. The Advisory Board may be restructured and/or terminated by resolution of the Board of Directors at any time. A member of the Advisory Board may be removed at any time by the Board of Directors in its sole and absolute discretion.

5.21 Merger of Alliance. Any decision to merge the Alliance with another entity, or to sell all or substantially all of the assets of the Alliance to a third party or to otherwise effectuate a change in control of the Alliance (each one of the foregoing being referred to herein as a “Merger Transaction”) shall require the Unanimous Vote of the Board of Directors and in such event the Board of Directors will amend these Bylaws as necessary to effectuate the Merger

Transaction, including without limitation taking into account the terms in Section 3.9 (Non-Transferability) and Section 3.10 (Distribution of Assets Upon Dissolution).

ARTICLE VI

OFFICERS

6.1 Officers. The principal officers of the Alliance shall be a President, Vice President, Chief Financial Officer or Treasurer, and Secretary and such other officers as the Board of Directors may appoint. One person may hold two or more offices. Officers of the Alliance may be any person nominated, and elected as specified in Section 6.2 (Election), by a Director and nothing herein shall require such individual to be a Director or an employee or duly authorized representative of any Promoter Member of the Alliance.

6.2 Election. The officers of the Alliance shall be appointed by Majority Vote of the Board of Directors in accordance with this ARTICLE VI, and each officer shall hold his or her office for a term of one (1) year, or until he or she shall resign or shall be removed or his or her successor shall be elected and qualified.

6.3 Removal and Resignation.

6.3.1 Removal. Any officer may be removed at any time, either with or without cause, by a Majority Vote of the Board of Directors or by any officer upon whom such power of removal may be conferred by the Board of Directors.

6.3.2 Resignation. Any officer may resign at any time by giving written notice to the Board of Directors or the Secretary of the Alliance. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Such resignation shall not prejudice the rights of the Alliance under any contract to which the officer is a party.

6.4 Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled by the Board of Directors for the unexpired term.

6.5 President. The President shall serve as the Chief Executive Officer of the Alliance. Subject to the control of the Board of Directors, the President shall have general supervision, direction and control of the business and affairs of the Alliance. The President shall serve as an ex officio voting member of all committees, and shall have such other powers and duties as may be designated from time to time by the Board of Directors. The President shall preside at all meetings of the Board of Directors. If the President is also the person designated by a Promoter Member to vote on behalf of the Promoter Member, then the President shall be entitled to vote on matters submitted to a vote of the Promoter Members, and in such event, in no case is the President entitled to more than one vote on matters submitted to the Promoter Members for a vote.

6.6 Vice President. In the absence of the President, or in the event of his or her inability or refusal to act, the Vice President shall perform all the duties of the President, and when so acting shall have all the powers of, and be subject to all the restrictions on, the President. The Vice President shall have such other powers and duties as may be designated from time to time by the Board of Directors or the President. There shall be no limit on the number of Vice Presidents that may be appointed by the Board of Directors.

6.7 Chief Financial Officer or Treasurer. The Chief Financial Officer or Treasurer shall oversee the financial and accounting matters of the Alliance with respect to the receipt and deposit of funds. The Chief Financial Officer or Treasurer shall have such other powers and duties as may be designated from time to time by the Board of Directors.

6.8 Secretary. The Secretary shall keep a full and complete record of the proceedings of the Board of Directors, shall keep the seal (if one is maintained) of the Alliance and affix it to such papers and instruments as may be required in the regular course of business, shall make service of such notices as may be necessary or proper, and shall supervise the keeping of the records of the Alliance. The Secretary shall have such other powers and duties as may be designated from time to time by the Board of Directors.

ARTICLE VII

COMMITTEES AND WORKING GROUPS

7.1 Appointment of Committees. The Board of Directors may create committees as the Board from time to time deems necessary or appropriate to conduct the business and further the objectives of the Alliance. Such committees shall have the responsibilities and duties established by the Board of Directors. Any such committees may be restructured and/or terminated by the Board of Directors at any time.

7.2 Powers and Authority of Committees. Without limiting the generality of Section 7.1 (Appointment of Committees), the Board of Directors may delegate to any committee any of the powers and authority of the Board of Directors in the management of the business and affairs of the Alliance, except the following:

7.2.1 The approval of any action for which the California Nonprofit Corporation Law also requires the approval of Promoter Members or Participants of a corporation;

7.2.2 The filling of vacancies on the Board or in any committee that has the authority of the Board;

7.2.3 The fixing of compensation of the Directors for serving on the Board or on any committee;

7.2.4 The amendment or repeal of these Bylaws, the IPR Policy, the Promoter Agreements, or the Articles of Incorporation of the Alliance or the adoption of new or replacement (i) Bylaws, (ii) IPR Policy, (iii) Promoter Agreements or (iv) Articles of Incorporation;

7.2.5 Any action requiring a Majority Vote, Super Majority Vote or Unanimous Vote of the Board of Directors of the Promoter Members;

7.2.6 The amendment or repeal of any resolution of the Board, which by its express terms is not so amendable or repealable; and

7.2.7 The appointment of committees of the Board or the members thereof.

ARTICLE VIII

AMENDMENTS TO IPR POLICY

The Board of Directors may, only by Unanimous Vote, (i) amend the Alliance Intellectual Property Rights Policy (“IPR Policy”), (ii) implement or approve a new IPR Policy, including without limitation a new IPR Policy for a new member class or non-member class or otherwise, (iii) implement or approve the lack of an IPR Policy for a new member class or non-member class, or (iv) terminate, remove or revoke the IPR Policy in whole or in part.

ARTICLE IX

INDEMNIFICATION

9.1 Actions Against Alliance Agents. To the extent permitted by law, the Alliance shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Alliance or an action for self-dealing brought under Section 5233 of California Nonprofit Corporation Law made applicable pursuant to Section 7238) by reason of the fact that such person is or was a Director, Alternate Director, officer, employee or agent of the Alliance, or is or was a member of a working group, committee or subcommittee, or is or was serving at the request of the Alliance as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Alliance and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person’s conduct was unlawful.

9.2 Actions by the Alliance. To the extent permitted by law, the Alliance may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Alliance or an action for self-dealing brought under Section 5233 of California Nonprofit Corporation Law made applicable pursuant to Section 7238 to procure a judgment in its favor by reason of the fact that such person is or was a Director, Alternate Director, officer, employee or agent of the Alliance, or is or was a member of a working group, committee or subcommittee, or is or was serving at the request of the Alliance as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith, in a manner such person believed to be in the best interests of the Alliance and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances, provided that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duties to the Alliance, unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

ARTICLE X

MISCELLANEOUS

10.1 Fiscal Year. The fiscal year of the Alliance shall end on the last day of December of each year.

10.2 Inspection of Corporate Records. The books of account and minutes of the proceedings of the Board of Directors, and of any committees of the Board of Directors, shall be open to inspection at the principal office of the Alliance by each Promoter Member at any reasonable time upon the written demand of any Promoter Member. Such inspection may be made in person or by an agent or attorney, and shall include the right to make photocopies and extracts at the requesting Promoter Member’s expense.

10.3 Representation of Shares of Other Corporations. Any officer of the Alliance is authorized to vote, represent and exercise on behalf of the Alliance all rights incident to any and all shares of any other corporation or corporations standing in the name of the Alliance. The authority herein granted to said officers may be exercised by such officers in person or by other persons authorized to do so by proxy duly executed by such officers.

10.4 Checks, Drafts, Etc. All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness issued in the name of or payable to the Alliance and any and all securities owned by or held by the Alliance requiring signature for transfer shall be signed or endorsed by such person or persons and in such manner as from time to time shall be determined by the Board of Directors.

10.5 Execution of Contracts. The Board of Directors may authorize any officer, employee, or agent to enter into any contract or execute any contract or execute any instrument in the name of and on behalf of the Alliance and such authority may he general or confirmed to specific instances. Unless so authorized by the Board of Directors, no officer, agent, or employee shall have any power or authority to bind the Alliance by any contract or engagement or to pledge its credit or to render it liable for any purpose or in any amount.

10.6 Alliance Confidentiality Obligation. The Alliance may only provide access to a Promoter Member’s or Participant’s confidential information in accordance with and subject to the terms in the Promoter Member Agreement or Participant Agreement, as applicable. Any entity or person with access to confidential or proprietary information owned by the Alliance must execute a written confidentiality agreement with the Alliance with terms that are as least as restrictive as the confidentiality terms imposed on Promoter Members and Participants.

10.7 Corporate Loans, Guarantees and Advances. The Alliance shall not make any advances or make any loan of money or property to or guarantee the obligation of any Director or officer of the Alliance.

10.8 Inspection and Disclosure. The Alliance shall keep or cause to be kept correct and complete books and records of account and shall also keep minutes of the proceedings of the Board of Directors or other documents as may be required by law on its own behalf. The Alliance shall have available for inspection by Promoter Members at the Alliance’s principal office a copy of its three (3) most recent annual exempt organization information returns and a copy of its application for recognition of exemption and determination letter.

10.9 Not For Profit Status. Neither the Alliance nor any of its Promoter Members or Participants shall individually or collectively, directly or indirectly, engage in any act that will result in the loss of, or otherwise adversely affect, its status as a tax-exempt organization under the United States Internal Revenue Code.

10.10 Forms of Notice. Any notice or writing required or permitted under these Bylaws may be given in writing, in person, by mail, by private carrier or by telephone, electronic transmission (including facsimile and e-mail) or other form of wire or wireless communication.

10.11 Severability. The invalidity of any clause, provision, or Article of these Bylaws shall not affect the validity or enforceability of the remaining clauses, provisions or Articles.

10.12 Waiver of Fiduciary Duty. The Alliance hereby eliminates the personal liability of each member of the Board of Directors to the Alliance and the Alliance members for monetary damages for breach of fiduciary duty as a Director to the maximum extent permitted by applicable law. If at any time in the future the applicable law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, the liability of a Director of the Alliance shall be eliminated or limited to the fullest extent permitted by then-applicable law, consistent with these Bylaws.

10.13 Corporate Opportunities. Neither Promoter Members and their Affiliates, other members of the Alliance and their Affiliates, nor Participant and their Affiliates shall have any obligation whatsoever to present corporate opportunities to the Alliance or any of its Promoter Members, other members or Participants, and neither Promoter Members and their Affiliates, other members of the Alliance and their Affiliates, nor Participant and their Affiliates shall be required to refrain from engaging or investing in any business or entity, including businesses or entities which are competitive with the Alliance or any of its Promoter Members, other members or Participants.

ARTICLE XI

EFFECTIVE DATE AND AMENDMENT

11.1 Effective Date. These Bylaws shall become effective immediately upon their adoption. Amendments to these Bylaws shall become effective immediately upon their adoption unless the Board of Directors of the Alliance in adopting them provide that they are to become effective at a later date.

11.2 Amendments. These Bylaws may be amended only by a Super Majority Vote of the Board of Directors unless the specific provision(s) of these Bylaws being amended sets forth a greater number of affirmative votes for an action, in which case any amendments to such provision(s) shall require the greater number of affirmative votes set forth in such provision(s) (e.g., if a provision of these Bylaws states that the Unanimous Vote of the Directors is required to take a certain action (e.g., amending the IPR Policy), then such provision may only be amended by a Unanimous Vote of the Directors. This Section 11.2 (Amendments) may only be changed by Unanimous Vote.

Adopted:                     , 2003

November 20, 2003

[Multimedia Over Coax Alliance]

Intellectual Property Rights Policy

BACKGROUND

The Alliance has been formed as a non-profit mutual benefit corporation for the purpose of developing and promoting specifications for the transport of digital entertainment and information content over in-home coaxial environments, and to develop a certification process for products implementing the specifications to ensure interoperability between products and manufacturers.

This Intellectual Property Rights Policy (“IPR Policy”) is intended to maximize the likelihood of widespread adoption of Alliance deliverables related to the transport of digital entertainment and information content over in-home coaxial environments. Encryption such as conditional access, copy protection or digital rights management which resides above the link layer, will not be within the scope of such deliverables. In the event that such encryption which is outside the scope of deliverables (as described above) is submitted for approval by the Alliance, Member(s) (as defined below) shall not be obligated to perform the covenants contained in Section 4.1 (RAND Licenses) of this IPR Policy with respect to said encryption which is outside the scope of deliverables. This IPR Policy is designed and intended to comply with all applicable law, including all federal and state antitrust laws.

1.	DEFINITIONS

For purposes of this IPR Policy, the following capitalized terms shall have the meaning specified below. Other capitalized terms used herein but which are not defined herein shall have the definitions ascribed to them in the Alliance Bylaws or the applicable membership agreement, as applicable.

“Affiliates” shall have the meaning set forth in the Alliance’s Bylaws.

“Alliance Intellectual Property” means Intellectual Property (i) conceived, reduced to practice, created, derived, developed, or made by employees of the Alliance in the course of their employment without contribution from or involvement by any Member (ii) conceived, reduced to practice, created, derived, developed, or made by a third party contractor (other than a Member) for the Alliance pursuant to a written agreement with the Alliance, or (iii) otherwise acquired or procured by the Alliance.

“Approved Draft Deliverable” means a Draft Deliverable which has been approved by the Board of Directors (i.e., the Board of Directors meeting minutes or resolution that indicates such approval) in accordance with the procedures specified in this IPR Policy. An Approved Draft Deliverable may incorporate, be based on or require the practice or use of Alliance Intellectual Property and/or Single Member Intellectual Property and/or Multiple Member Intellectual Property.

“Board of Directors” means the Board of Directors of the Alliance as described in the Alliance Bylaws.

“Compliance Test(s)” means one or more tests, test scripts or procedures, programs and/or documentation that are used to test and determine whether a product that implements a Technical Specification is a Fully Compliant Product.

“Confidential Information” shall have the meaning set forth in Section 5.1 (Definition. “Confidential Information”) of the Agreement.

“Deliverable(s)” shall have the meaning set forth in Section 2.4 (Disclosure of Deliverables to Non-Members).

“Draft Deliverable(s)” means Technical Specifications, Reference Implementations, Compliance Tests, field test plans, reports or other work product (i) prepared by the Alliance or (ii) prepared by a Member and delivered to the Alliance as a part of Alliance activities, which is in draft form and which is not an Approved Draft Deliverable. A Draft Deliverable may incorporate, be based on or require the practice or use of Alliance Intellectual Property and/or Single Member Intellectual Property and/or Multiple Member Intellectual Property.

“Essential Copyrights” means the copyright rights in any software of a Member or its Affiliates that is actually included in an Approved Draft Deliverable, which copyright rights are infringed by the making, using, reproducing, modifying, selling, offering for sale, importing or distributing Fully Compliant Products. Essential Copyrights shall include copyright rights in such software regardless of when the software was written and/or fixed in a tangible medium of expression. Essential Copyrights include copyrights that meet the definition above that are included in the Multiple Member Intellectual Property. For the avoidance of doubt, the term Essential Copyrights shall not include mask works or other works of authorship.

“Essential Patent Claims” means those claims) in issued patents (excluding design patents and design registrations) throughout the world, which a Member or its Affiliates has the right, at any time during the term of this Agreement, to grant licenses of the scope set forth in Section 4.1 (RAND Licenses) without such grant or the exercise of rights thereunder resulting in payment of royalties or other consideration to third parties (except for payments to Affiliates or to employees within the scope of their employment) and (i) which are necessarily infringed by the using, making, selling, offering for sale, or importing of a Fully Compliant Product, where the term “necessarily infringed” means that such infringement could not have been avoided by another commercially reasonable non-infringing implementation of the applicable Approved Draft Deliverable Technical Specification on which the Fully Compliant Product is based, or (ii) which are necessarily infringed by the implementation of any example included in the body of such Technical Specification. Essential Patent Claims do not include implementation examples included solely in any appendix, exhibit or other attachment to the actual Technical Specification. Essential Patent Claims shall include claims in issued patents regardless of when the patents issue or when the inventions included in such patents were conceived, reduced to practice, created, derived, developed, or made. Essential Patent Claims include claims that meet the definition above that are included in the Multiple Member Intellectual Property.

“First Customer Shipment” (FCS) is the date on which a Fully Compliant Product is publicly and commercially released and available, and shipping, directly or indirectly, to end consumers.

“Full Specification” means a version of an Approved Draft Deliverable of a Technical Specification that is restricted to and includes that information descriptive of (i) the electrical characteristics and protocols of physical and media access control interfaces which allow data transmission using coaxial cables, and (ii) a standard set of transmitted signals.

“Fully Compliant Product” means a product (including, without limitation a component of a product) that (i) supports or implements all of the portions of an Approved Draft Deliverable which is a Technical Specification defined by that Technical Specification as being “required” or similar designation; (ii) implements all portions of a Technical Specification required for a specific type of product or component thereof and (iii) passes all applicable Compliance Tests.

“Intellectual Property” means all trademarks, service marks, patents, patent applications, inventions (whether or not patentable), works of authorship, copyrights, trade secrets, protectable designs, mask works, and other similar intellectual property that are necessary to use, make, reproduce, sell, offer for sale, or otherwise distribute or import Deliverables, Draft Deliverables, Approved Draft Deliverables, and/or Fully Compliant Products.

“Majority Vote” shall have the meaning in the Alliance’s Bylaws.

“Member” means an Alliance member that has entered into a written agreement with the Alliance pursuant to which such member agrees to the terms of this IPR Policy.

“Multiple Member Intellectual Property” means Intellectual Property developed by employees and/or Subcontractors of two (2) or more Members or by one (1) or more Members and the Alliance, working jointly for or in the course of contributing to a Draft Deliverable, which Intellectual Property is designated in writing by the applicable developing entities as a contribution to the Draft Deliverable.

“RAND” shall have the meaning specified in Section 4.1.1 (Limited Obligation to License Essential Patent Claims).

“Reference Implementation(s)” shall mean a Fully Compliant Product prototype implementation that is created using or based on a Technical Specification and that is meant to be used as a guide for developers when creating, developing or manufacturing their own products implementations that are based on a Technical Specification.

“Single Member Intellectual Property” means Intellectual Property developed solely by one or more employees or Subcontractors of a single Member for or in the course of contributing to any Draft Deliverable.

“Subcontractor” means any third party performing services or work under this Agreement, or provided access to Confidential Information, for a Member other than employees of the Member.

“Technical Specification(s)” means a document containing a set, or subset, of (i) the electrical characteristics and protocols of physical and media access control interfaces which allow data transmission using coaxial cables, and/or (ii) a standard set of transmitted signals.

2.	DELIVERABLES

2.1 Majority Approval of Draft Deliverables. Draft Deliverables (including any version of a Draft Deliverable) shall be designated and approved of as Approved Draft Deliverables by a Majority Vote of the Board of Directors. The Board of Directors may from time to time require that one or more versions of a Draft Deliverable be submitted to the Board of Directors for consideration as an Approved Draft Deliverable.

2.2 Delivery of Draft Deliverables to Members. In the course of submitting a Draft Deliverable to the Board of Directors for consideration as an Approved Draft Deliverable, the applicable Draft Deliverable shall be provided by the Alliance to Members no less than thirty (30) calendar days prior to the scheduled vote on which the Draft Deliverable is to be considered by the Board of Directors.

2.3 Member Access to Approved Draft Deliverables. All Approved Draft Deliverables shall be provided by the Alliance to the Members no more than thirty (30) calendar days after the Board of Directors approves the Draft Deliverable as an Approved Draft Deliverable.

2.4 Disclosure of Deliverables to Non-Members. Upon a Majority Vote of the Board of Directors, an Approved Draft Deliverable, or a portion thereof, may obtain the designation of a “Deliverable” and in such event, the Board of Directors shall, subject to the terms in this Section, determine the process, nature and scope of disclosure of the Deliverable to third parties that are not Members of the Alliance (“non-Members”). Nothing in this IPR Policy shall require the Board of Directors to, and the Board of Directors may elect not to, disclose a Deliverable or any portion thereof to non-Members. Disclosure of a Deliverable or any portion thereof to non-Members shall require a Majority Vote of the Board of Directors and the written consent of any then-current Member of the Alliance whose Confidential Information is included in the Deliverable, provided that such consent shall not be unreasonably withheld. If Member is no longer an Alliance member at the time of distribution of the Deliverable to non-Members, then Member hereby consents to such distribution to non-Members even if Member’s Confidential Information is included in the Deliverable. If there is Confidential Information included in the Deliverable or any portion thereof, then, prior to distribution to a non-Member, the non-Member shall be required to enter into a confidentiality agreement with the Alliance with confidentiality terms at least as restrictive as the terms in this Agreement.

2.5 Full Specifications. It is the intent of the Alliance that the Full Specification match the function and behavior of a Reference Implementation used for Compliance Tests and in the event of a discrepancy that the behavior of the Reference Implementation shall prevail. To this end, and notwithstanding anything to the contrary herein, Member shall not be require to submit to the Alliance the Draft Deliverable of a Full Specification and any contribution to a Draft Deliverable of a Full Specification as a Draft Deliverable until after First Customer Shipment; provided that within thirty (30) calendar days after such First Customer Shipment, Member shall submit a Draft Deliverable of a Full Specification.

3.	INTELLECTUAL PROPERTY

3.1 Ownership of Rights.

3.1.1 Alliance Intellectual Property. All right, title and interest in and to the Alliance Intellectual Property shall be owned exclusively by the Alliance. The Alliance shall have the right to obtain in its own name patents, copyrights, registrations and other Intellectual Property protections for the Alliance Intellectual Property. For the avoidance of doubt and without limitation, the Alliance Intellectual Property shall not include any Single Member Intellectual Property.

3.1.2 Single Member Intellectual Property. All right, title and interest in and to the Single Member Intellectual Property shall be owned exclusively by the Member who conceived, reduced to practice, created, derived, developed, or made such Intellectual Property.

3.1.3 Multiple Member Intellectual Property. All right, title and interest in and to the Multiple Member Intellectual Property shall be owned exclusively by the Member(s) and/or the Alliance who developed the Intellectual Property pursuant to such terms and conditions as such Member(s)/Alliance may agree in a written agreement executed by such Member(s)/Alliance. If not otherwise agreed in writing, then the Member(s)/Alliance shall be joint owners of such Multiple Member Intellectual Property.

3.1.4 Representation and Warranty. Alliance and each Member represents, warrants and covenants to the other party and to other Members that all employees and Subcontractors used in connection with the conception, reduction to practice, creation, derivation, development or making of the inventions, works of authorship, and trade secrets embodied in its respective Essential Copyrights, Essential Patent Claims and Confidential Information have executed and will execute Intellectual Property rights assignment or license agreements pursuant to which such employees and Subcontractors have or will assign or license (with the right to sublicense) to the Alliance or the Member, as applicable, sufficient rights and licenses in and to such Essential Copyrights, Essential Patent Claims and Confidential Information to enable the Alliance or the Member, as applicable, to grant the licenses and otherwise perform its obligations as set forth in this IPR Policy.

3.2 Intellectual Property of Third Parties. No licenses to third party non-Member Intellectual Property in the Draft Deliverables, Approved Draft Deliverables or Deliverables are granted herein and neither the Alliance nor any Member is responsible for obtaining licenses to such third party Intellectual Property for the benefit of or on behalf of the Alliance or any other Member. If a Member elects to use, make, reproduce, have made, offer for sale, sell or otherwise distribute, or import Fully Compliant Products, then that Member shall be responsible, at its cost and expense, for obtaining any rights or licenses from third party non-Members necessary for such Member to use, make, reproduce, have made, offer for sale, sell or otherwise distribute, or import Fully Compliant Products.

4.	LICENSES

4.1 RAND Licenses.

4.1.1 Limited Obligation to License Essential Patent Claims. Subject to the terms in this IPR Policy, at the time the Board of Directors approves an Approved Draft Deliverable and upon the written request of the Alliance or any other then-current Member, each Member shall offer to license to the Alliance and the requesting Member(s), under the terms of a separate written agreement, such Member’s and its Affiliates’ Essential Patent Claims to the extent necessary to use, make, have made, offer for sale, sell and import Fully Compliant Products in conformance with or as described in such Approved Draft Deliverable. Such licenses shall be non-exclusive, non-transferable, non-sublicensable, world wide, and on fair, reasonable and nondiscriminatory terms and conditions (collectively, “RAND”), and shall, subject to certain grant back licenses to the granting Member, include the right to develop improvements of such Essential Patent Claims. The license agreement evidencing such license will include such other terms as are customary in licenses of this nature. Such grant back licenses to the granting Member shall be non-exclusive, non-transferable, non-sublicensable, world wide, and RAND. Member (on behalf of itself and its Affiliates) hereby agrees that it shall not seek an injunction and hereby waives its rights to an injunction with respect to infringement of the Member’s Essential Patent Claims by Fully Compliant Products in conformance with or as described in an Approved Draft Deliverable, against any other Alliance Members that are entitled to receive a RAND license described this Section. Such waiver of injunctive relief shall not prohibit the Member from seeking or receiving damages in connection with such infringement from any other Member.

4.1.2 Limited Obligation to License Essential Copyrights. Subject to the terms in this IPR Policy, at the time the Board of Directors approves an Approved Draft Deliverable and upon the written request of the Alliance or any other then-current Member, each Member shall offer to license to the Alliance and the requesting Member(s), under the terms of a separate written agreement, such Member’s and its Affiliates’ Essential Copyrights to the extent necessary to reproduce and distribute Fully Compliant Products in conformance with or as described in such Approved Draft Deliverable and such license shall be on a RAND basis. Such license shall, subject to certain grant back licenses to the granting Member, include the right to develop derivative works of the works of authorship that are the subject of such Essential Copyrights. The license agreement evidencing such license will include such other terms as are customary in licenses of this nature. Such grant back licenses to the granting Member shall be non-exclusive, non-transferable, non-sublicensable, world wide, and RAND. Member (on behalf of itself and its Affiliates) hereby agrees that it shall not seek an injunction and hereby waives its rights to an injunction with respect to infringement of the Member’s Essential Copyrights by Fully Compliant Products in conformance with or as described in an Approved Draft Deliverable, against any other Alliance Members that are entitled to receive a RAND license described this Section. Such waiver of injunctive relief shall not prohibit the Member from seeking or receiving damages in connection with such infringement from any other Member.

4.1.3 Transfer of Essential Patent Claims and Essential Copyrights. Any sale, assignment or other transfer by a Member or its Affiliates to a third party of an Essential Patent Claim or Essential Copyright shall be subject to (i) the terms in this IPR Policy and (ii) the written agreement of such third party to grant licenses to the other Members pursuant to the terms in this Section 4.1 (RAND Licenses).

4.1.4 Limitations. The license described in Sections 4.1.1 (Limited Obligation to License Essential Patent Claims) and 4.1.2 (Limited Obligation to License Essential Copyrights) (i) shall be granted only to the extent that the Fully Compliant Product is used, made, have made, sold, offered for sale or imported for purposes of home networking over coaxial cabling, (ii) shall not extend to features of a product which are not required to comply with the Approved Draft Deliverable, and/or (iii) shall not apply to Essential Patent Claims or Essential Copyrights not otherwise required to use, make or sell Fully Compliant Products.

4.2 Licenses.

4.2.1 No Other Licenses. Except for the express license set forth in this Section 4.2 (Licenses), for the avoidance of doubt, the Alliance and Member agree that no other licenses (express, implied or by way of estoppel) or immunity from suit are granted in the Member’s membership agreement with the Alliance or in this PR Policy under any Intellectual Property (i) by the Alliance to Member, (ii) by any Member to any other Member or (iii) by Member to the Alliance. Any such licenses must be set forth in separate written agreements executed and delivered by the applicable parties thereto.

4.2.2 License from Alliance to Member. Alliance hereby grants to Member a non-exclusive, royalty free, fully paid, worldwide, perpetual and irrevocable (except as provided below), transferable license, without the right to sublicense, under (i) all Alliance Intellectual Property conceived, reduced to practice, created, derived, developed, or made by Alliance, prior to and during the period in which Member was an Alliance member, and (ii) any derivative works and improvements conceived, reduced to practice, created, derived, developed, or made by Alliance, prior to and during the period in which a Member was an Alliance member, to any Single Member Intellectual Property or Multiple Member Intellectual Property, to use, make, have made, modify, improve, reproduce, offer for sale, sell or otherwise distribute, and import Fully Compliant Products in conformance with or as described in Approved Draft Deliverables approved by the Board of Directors prior to termination of the Member’s membership agreement with the Alliance. For the avoidance of doubt, the foregoing license shall not grant to Member any rights or licenses (express, implied or by way of estoppel) in or to or any immunity from suit for any underlying Single Member Intellectual Property or Multiple Member Intellectual Property provided or delivered to the Alliance in connection with the development or preparation of Draft Deliverables and that are included in any Approved Draft Deliverable or in any Alliance Intellectual Property. Ownership of any underlying Single Member Intellectual Property or Multiple Member Intellectual Property provided or delivered to the Alliance and included in any Approved Draft Deliverable or in any Alliance Intellectual Property shall be governed by Section 3.1 (Ownership Rights).

4.2.3 License Granted by Member to Alliance and Other Members. Member hereby grants to Alliance a non-exclusive, non-assignable, royalty-free, limited license (i) to reproduce and (ii) to distribute solely to other Members, copies of all Draft Deliverables and Approved Draft Deliverables and solely for such Member’s use in connection with working on Draft Deliverables and participating in Alliance meetings, but not for any other purpose.

Member hereby grants to each other Member a non-exclusive, non-assignable, royalty-free, limited license to reproduce a limited number of copies of such Draft Deliverables and Approved Draft Deliverables as are necessary for such use described in the foregoing sentence. Each such other Member shall not have the right to distribute or modify such Draft Deliverables or Approved Draft Deliverables or to use any of the foregoing for any other purpose. The licenses granted in this Section shall not include the right to grant sublicenses.

4.3 Conduct. Member shall:

4.3.1 During the period it is an Alliance Member, use commercially reasonable efforts to ensure the accuracy of all information provided by it and its Affiliates and Subcontractors pursuant to this IPR Policy, and, promptly upon being notified of or becoming aware of any error or other deficiency in such information, to supply the appropriate corrections; and

4.3.2 Promptly disclose to the Alliance and other Members any third party Intellectual Property that might be infringed by an implementation of a proposed Draft Deliverable (including without limitation any Fully Compliant Product) if one or more of Member’s representatives participating in the Alliance are or become actually aware of such third party Intellectual Property, such disclosure to be made at the earliest time between when any Member contributes or makes a contribution to the proposed Draft Deliverable and the date the Draft Deliverable is approved by the Board of Directors as an Approved Draft Deliverable that they become actually aware of such third party Intellectual Property. For the purpose of this Section the term “representatives participating in the Alliance” means and is limited to the employees and Subcontractors of a Member that attend Alliance meetings, participate in one or more Alliance working groups, work with other Members or their representatives on Deliverables, Draft Deliverables or Approved Draft Deliverables, or that have access to Alliance or other Members’ Confidential Information. Promptly disclose to the Alliance and other Members any breach of confidentiality claim which it believes would be actionable against any of the Members or Alliance by virtue of an implementation of any Deliverables, Draft Deliverables or Approved Draft Deliverables or using, making, reproducing, importing, selling or otherwise distributing a Fully Compliant Product; and

4.3.3 During the period it is an Alliance Member, require that its employees and Subcontractors, who participate in the development of Draft Deliverables at the premises of or at locations provided by another Member, abide by its own rules and the rules which apply to visitors working at the premises of said other Member.

5.	Disclosure of Intellectual Property.

Member will, during the period it is an Alliance Member, take reasonable steps (as defined below) to disclose to the Alliance and to other Members whether Member or an Affiliate of the Member owns or otherwise controls any known Essential Patent Claims and known Essential Copyrights with respect to a Draft Deliverable, Approved Draft Deliverable, or Deliverable (or any portion of a Draft Deliverable, Approved Draft Deliverable, or Deliverable) or to a product that is based on, uses, relies on, implements the subject matter of or incorporates the Draft Deliverable, Approved Draft Deliverable, or Deliverable, or portion thereof. Member will make such disclosure (i) at the time a Draft Deliverable is submitted by Member to the Alliance, (ii) no later than ten (10) business days before the vote of the Board of Directors for evaluation of the Draft Deliverable as an Approved Draft Deliverable, and (iii) promptly upon determining that a Draft Deliverable, Approved Draft Deliverable and/or Deliverable would otherwise incorporate, read on or infringe an Essential Patent Claim or Essential Copyright. All such disclosures shall be in writing. In addition, in connection with any such disclosure, Member shall acknowledge its obligation to grant licenses of that Intellectual Property to the Alliance and all Members pursuant to the terms and conditions set forth in Section 4.1.1 (Limited Obligation to License Essential Patent Claims) and Section 4.1.2 (Limited Obligation to License Essential Copyrights), as applicable. The failure by Member to make the disclosure required by this Section shall not otherwise relieve Member from being required to offer and to grant to the Alliance and other Members the licenses specified in Section 4.1.1 (Limited Obligation to License Essential Patent Claims) and Section 4.1.2 (Limited Obligation to License Essential Copyrights) on RAND terms as specified in such Sections. “Reasonable steps” shall not require that Member search and/or analyze its intellectual property portfolio for Essential Patent Claims and/or Essential Copyrights.

6.	FREEDOM OF ACTION

Nothing contained in this Agreement or this IPR Policy shall be construed as restricting the right of any Member to independently design, develop, acquire, manufacture, market or service or otherwise deal in, directly or indirectly, competitive products or services independent of any Draft Deliverables or Approved Draft Deliverables or any Deliverable. The foregoing shall not be construed or deemed as a license (express, implied or by way of estoppel) or an immunity from suit under any Intellectual Property or Confidential Information of the Alliance or any Member. This Section shall survive any termination or expiration of this Agreement.

7.	TERMINATION; SURVIVAL OF IPR POLICY

7.1 Termination by Alliance Without Cause. If the Alliance terminates a Member’s membership agreement, and therefore such Member’s membership in the Alliance, without cause (i.e., for no reason) as provided in the Bylaws, then this IPR Policy shall, notwithstanding anything to the contrary in this Agreement, terminate in its entirety. In such event the terminated Member shall not be entitled to request or require any Member of the Alliance to license such Member’s Essential Patent Claims and/or Essential Copyrights to the terminated Member as provided in Section 4.1 (RAND Licenses) and no Member shall be entitled to request or require the terminated Member to license the terminated Member’s Essential Patent Claims and/or Essential Copyrights to any such other Member as provided in Section 4.1 (RAND Licenses).

7.2 Other Termination of This Agreement. If this Agreement expires or terminates for any reason other than termination by the Alliance without cause as provided in the Bylaws or if the Member’s membership in the Alliance terminates or expires for any other reason, then (i) the terminated Member shall no longer be entitled to request or require any Member of the Alliance to license such Member’s Essential Patent Claims and/or Essential Copyrights to the terminated Member as provided in Section 4.1 (RAND Licenses) and (ii) the terminated Member and its Affiliates shall, after such termination, continue to offer and to license to any other Members of the Alliance the terminated Member’s (and its Affiliates’) Essential Patent Claims and Essential Copyright Claims as provided as provided in Section 4.1 (RAND Licenses), including Members that become Members after such termination. The terminated Member’s obligations under (ii) above shall only apply to Essential Patent Claims and Essential Copyright Claims that are required to use, make and sell Fully Compliant Products described in or covered by Approved Draft Deliverables approved by the Board of Directors prior to such expiration or termination. The terminated Member’s obligations under (ii) above shall not apply to Essential Patent Claims and Essential Copyright that are required to use, make and sell Fully Compliant Products described in Draft Deliverables approved by the Board of Directors as Approved Draft Deliverables after such expiration or termination, except as to portions of such Approved Draft Deliverable approved by the Board of Directors as a separate Approved Draft Deliverable prior to such termination or expiration (e.g., an earlier version of the Approved Draft Deliverable).

7.3 Identification of Confidential Information and Intellectual Property. Within twenty (20) business days after the termination of a Member’s membership in the Alliance, that Member shall identify in writing to the Alliance, with reasonable specificity, any of such Member’s Confidential Information or Intellectual Property that the Member has delivered or provided to the Alliance with regard to any as yet Draft Deliverables or proposed Draft Deliverables being developed or worked on by the Alliance at the time of such termination or expiration or to any Approved Draft Deliverable approved prior to such termination or expiration.

8.	AMENDMENTS

This IPR Policy may only be amended in accordance with the terms and conditions in the Alliance Bylaws.

November 20, 2003

[Multimedia Over Coax Alliance]

ANTITRUST GUIDELINES

Certain types of activities conducted by industry participants may be subject to scrutiny under antitrust laws as being anti-competitive. In order to minimize exposure of the Alliance and its members and participants to antitrust liability, the Alliance and Promoter Member (on behalf of itself and its Affiliates) agree to abide by the following guidelines when participating with, for or on behalf of the Alliance:

1.	Neither the Alliance nor any of its committees shall be used for the purpose of bringing about or attempting to bring about any understanding or agreement, written or oral, formal or informal, express or implied, among and between competitors with regard to prices, terms or conditions of sale, distribution, volume of production, territories, customers, credit terms or marketing practices.

2.	The Alliance, Promoter Member and each other member and/or participant of the Alliance shall not discuss, communicate or engage in any other exchange between themselves or with other members and/or participants of the Alliance with regard to prices, pricing methods, production quotas or other limitations on either the timing, costs or volumes of production or sale, or allocation of territories or customers.

3.	Neither the Alliance, Promoter Member nor any other member and/or participant of the Alliance shall engage in any activity or communication between themselves or with other members and/or participants of the Alliance that might be construed as an attempt to prevent any person or business entity from gaining access to any market or customer for goods and services, or to prevent any business entity from obtaining a supply of goods or services or otherwise purchasing goods or services freely in the market.

4.	The qualifications for membership or participation in the Alliance are set forth in the Corporate Documents. No applicant for membership or participation, who otherwise meets the qualifications set forth therein, shall be rejected for any anti-competitive purpose or for the purpose of denying such applicant the benefits of membership or participation.

5.	The Alliance shall not compel or coerce Promoter Member or any other member and/or participant of the Alliance into accepting or complying with any Approved Draft Deliverable (as defined in the Alliance’s IPR Policy in Exhibit 2).

6.

Adherence to Approved Draft Deliverables or sample implementations shall be voluntary on the part of Promoter Member and all other members and participants of the Alliance, and neither Promoter Member nor any other member and/or participant in the Alliance shall be compelled, directed or coerced by the Alliance, it being solely a voluntary decision on the part of the particular member and/or participant of the Alliance as to whether to adhere to or comply with any such Approved Draft Deliverable or sample implementations.

7.	Any Approved Draft Deliverable or sample implementations shall be based solely and exclusively upon technical considerations and upon the merits of objective judgments and thorough procedures and shall in no way be based upon any effort, intention or purpose of Promoter Member or any other members or participants of the Alliance to reduce or eliminate competition in the sale, supply and furnishing of products and services.

8.	Nothing in the Alliance’s Bylaws, IPR Policy or other document or policy shall be construed as restricting the right of any member or participants of the Alliance to independently design, develop, acquire, manufacture, market or service or otherwise deal in, directly or indirectly, competitive products or services independent of any items developed or delivered by members, participants or the Alliance.

9.	To the extent that it furthers the purposes of the Alliance, as set forth in its Corporate Documents, joint research and development by two or more of its members and/or participants and/or representatives thereof shall be permissible, provided that such joint research and development for the Alliance shall be organized and conducted in a manner consistent with antitrust and other legal requirements, and in particular shall exclude the following activities:

•

the exchange of information among competitors relating to costs, sales, profitability, prices, marketing or distribution of any product, process, or service that is not reasonably required to conduct the research and development;

•

any agreement or any other conduct restricting, requiring, or otherwise involving the production or marketing by Promoter Member or any other member and/or participant of the Alliance of any product, process or service, other than the production or marketing of proprietary information developed through such joint research and development, such as patents and trade secrets; and

•

any agreement or any other conduct restricting or requiring the sale, licensing or sharing of inventions or developments not developed through such joint research and development, or restricting or requiring participation by Promoter Member or any other member and/or participant of the Alliance in other research and development activities, that is not reasonably required to prevent misappropriation of proprietary information contributed by Promoter Member or any other member and/or participant of the Alliance, or representative thereof, or of the results of such joint research and development.

10.	Promoter Member will cause each of its Affiliates to comply with these guidelines as if such Affiliates were members of the Alliance.

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